UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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 ☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
 ☐ Definitive Additional Materials
 ☐ Soliciting Material Pursuant to §240.14a-12
UFP INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)
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2801 East Beltline NE Grand Rapids, MI 49525

Notice of Annual Meeting
The 2026 Annual Meeting of Shareholders of UFP Industries, Inc. (the “Company”) will be held at 3310 Eagle Park Dr NE, Grand Rapids, MI 49525, on Wednesday, April 22, 2026, at 8:30 a.m. EDT (registration begins at 8:00 a.m. EDT) for the following purposes:

1.
To elect one director for a two-year term expiring in 2028 and three directors for three-year terms expiring in 2029, with the director nominees recommended by the Company’s Board of Directors named in the proxy statement accompanying this notice.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2026.
3.	To approve, on an advisory (non-binding) basis, the compensation paid to our named executive officers.
4.	To transact any other business that is properly presented at the meeting or any adjournment thereof.

These business items are described more fully in the accompanying proxy statement.

DATE & TIME	PLACE	RECORD DATE
Wednesday, April 22, 2026 8:30 a.m. EDT (registration begins at 8:00 a.m. EDT)	3310 Eagle Park Dr NE Grand Rapids, MI 49525	February 27, 2026 You can vote if you were a shareholder of record on February 27, 2026

Shareholders of record at the close of business on February 27, 2026, are entitled to notice of and to vote at the meeting. To vote by telephone, shareholders of record may call toll-free on a touch-tone telephone, 1-800-690-6903, enter the control number located on their proxy card or Notice of Internet Availability of Proxy Materials, and follow the recorded instructions. To vote via the Internet, shareholders of record may go to www.proxyvote.com, enter the control number located on their proxy card or Notice, and follow the instructions provided.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 22, 2026. The Company’s notice of and proxy statement for the 2026 Annual Meeting of Shareholders and the annual report to shareholders for the fiscal year ended December 27, 2025, are available free of charge at www.proxyvote.com.

Your vote is important. Even if you plan to attend the meeting, PLEASE VOTE YOUR PROXY PROMPTLY.

By order of the Board of Directors,

R. Paul Guerre,
Corporate Secretary
March 10, 2026

UFP Industries, Inc.
2801 East Beltline NE
Grand Rapids, MI 49525
Annual Meeting of Shareholders
April 22, 2026
2026 Proxy Statement
General Questions and Answers about the Meeting and Voting
The following is information regarding the meeting and the voting process, presented in a question-and-answer format. As used in this proxy statement, the terms “the Company,” “we,” “our” and “us” all refer to UFP Industries, Inc. and its subsidiaries.
Q:	What is a proxy?
A:
A proxy is your authorization for someone else to vote for you in the way that you want to vote and allows you to be represented at our Annual Meeting of Shareholders (“Annual Meeting”) if you are unable to attend. When you complete and submit a proxy card, use the automated telephone voting system, or use the Internet voting system, you are submitting a proxy. The Board of Directors of the Company is soliciting this proxy.

Q:	What is a proxy statement?
A:
A proxy statement is a document required by the United States Securities and Exchange Commission (“SEC”) to explain the matters on which you are being asked to vote by proxy and to disclose certain related information. This proxy statement was first made available to our shareholders on or about March 10, 2026.

Q:	Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?
A:
Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of the proxy statement and annual report. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders.

On or about March 10, 2026, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this proxy statement and our annual report online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request it. The Notice instructs you on how to electronically access and review all the information contained in this proxy statement and the annual report, and it provides you with information on voting.
If you would like to receive a paper copy of our proxy materials including our annual report, follow the instructions contained in the Notice about how you may request to receive your materials in printed form on either a one-time or ongoing basis. In addition, an email or paper copy of this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2025, as filed with the SEC, may be obtained without charge by written request to UFP Industries, Inc., Attention: Investor Relations Department, 2801 East Beltline NE, Grand Rapids, MI 49525, or by contacting our Investor
UFP Industries  4  2026 Proxy Statement

Relations Department at 800-598-9663 or via our website at www.ufpi.com under the tab “Contact Us.” Please make your request by April 8, 2026, to allow sufficient time for delivery prior to the Annual Meeting. If you are viewing this proxy statement online, you will not otherwise receive a paper or email copy unless you submit a request.
Q:	Where is this year’s proxy statement available electronically?
A:	You may view electronically this proxy statement along with our annual report to shareholders for the fiscal year ended December 27, 2025, by going to www.proxyvote.com.
Q:	Who can vote?
A:
Only record holders of the Company’s common stock at the close of business on February 27, 2026 (the “Record Date”), can vote at the Annual Meeting. Each shareholder of record has one vote, for each share of common stock owned, on each matter presented for a vote at the Annual Meeting.

Q:	What is the difference between a shareholder of record and a “street name” holder?
A:	If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank, or other nominee is the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank, or other nominee on how to vote their shares. See “How can I vote?” below.
Q:	How can I vote?
A:	If your shares are held in “street name,” follow the instructions provided by your brokerage firm, bank, or other nominee. If your shares are held in your name, you may vote in one of four ways:

VIA INTERNET:	BY TELEPHONE:

Go to www.proxyvote.com and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice in hand. The deadline for Internet voting is 11:59 p.m. EDT, April 21, 2026.

Call toll-free 1-800-690-6903 and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice in hand. The deadline for voting by telephone is 11:59 p.m. EDT, April 21, 2026.

IN WRITING:	IN PERSON:

Complete, sign, date and return the proxy card in the return envelope provided with your proxy card. The deadline by which your completed, signed and dated proxy card must be received is April 21, 2026.
Attend the Annual Meeting to cast your vote.

UFP Industries  5  2026 Proxy Statement

If you are a shareholder or record and submit a proxy to the Company before the Annual Meeting, whether by proxy card, telephone or Internet, the persons named as proxies will vote your shares as you direct. If no instructions are specified, then your shares will be voted as follows: for the election as directors of the four persons nominated by the Board of Directors; for the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 26, 2026; and for approval, on an advisory (non-binding) basis, of the compensation paid to our Named Executives (as defined in the Summary Compensation Table included in this proxy statement). In addition, the persons named as proxies will vote your shares in their discretion on any other matters that are properly presented at the meeting or any adjournment thereof.
If you are a beneficial owner of shares held in street name and the brokerage firm, bank, or other nominee holding your shares does not receive specific voting instructions from you, how your shares will be voted will depend on whether the proposal is considered “routine” or “non-routine” as described below.
The trustee of the UFP Industries, Inc. Employees’ Profit Sharing and 401(k) Plan will vote shares held in the common stock fund of the Plan as of the Record Date. If you participate in the Plan and have an interest in the common stock fund, you may provide voting instructions to the trustee. If no voting instructions are given, the trustee will vote the uninstructed shares in accordance with the recommendations of the Board of Directors for each matter presented for a vote at the Annual Meeting.
Q:	Can I revoke my proxy?
A:	You may revoke a proxy at any time before the Annual Meeting by:
1.	delivering written notice of revocation to the Corporate Secretary of the Company, 2801 East Beltline NE, Grand Rapids, MI 49525, which must be received no later than April 21, 2026;
2.	submitting another properly completed proxy card that is later dated;
3.	voting by telephone at a later time;
4.	voting via the Internet at a later time; or
5.	voting at the Annual Meeting.
If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your brokerage firm, bank, or other nominee and follow their instructions for how your vote may be revoked before the Annual Meeting.
Q:	How many shares must be present to hold the Annual Meeting?
A:
To carry on the business of the meeting, we must have a quorum. This means that a majority of the shares of the Company’s common stock that are outstanding and entitled to vote as of the Record Date must be present in person or by proxy. Shares are counted as present at the meeting if the shareholder either:

•	is present in person at the Annual Meeting; or
•	has properly submitted a signed proxy card or other form of proxy (through the telephone or Internet).
On the Record Date, there were 56,799,895 shares of common stock issued and outstanding. Therefore, at least 28,399,948 shares need to be present in person or by proxy at the Annual Meeting.
UFP Industries  6  2026 Proxy Statement

Q:	What matters will be voted on at the meeting?
A:
You are being asked to vote on: (i) the election of one director to serve a two-year term expiring in 2028 and three directors to serve three-year terms expiring in 2029; (ii) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2026; and (iii) the approval, on an advisory (non-binding) basis, of the compensation paid to our Named Executives, otherwise known as a “say-on-pay” vote. These matters are described more fully in this proxy statement. We are not aware of any other business to be acted upon at the Annual Meeting.

Q:	How many votes are needed to approve each matter?
A:
Under the Company’s majority vote standard for the election of directors (described in more detail below), to be elected, a nominee must receive a greater number of votes cast “for” his or her election than the number of votes cast “against.”

To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2026, a majority of the votes cast at the Annual Meeting must vote in favor of ratification.
To approve, on an advisory (non-binding) basis, the compensation paid to our Named Executives (the say-on-pay vote), a majority of the votes cast at the Annual Meeting must vote in favor of the compensation paid. Although the say-on-pay vote is advisory and its outcome is non-binding, the Board of Directors and the Personnel and Compensation Committee do take the outcome into consideration, as described below.
As discussed above, if you hold shares in “street name,” you must instruct your brokerage firm, bank, or other nominee on how to vote your shares. However, brokerage firms, banks and other nominees that are subject to the rules of the New York Stock Exchange may use their discretion to vote your uninstructed shares on matters considered “routine” under those rules but not with respect to non-routine matters.
The election of directors and the say-on-pay vote are considered non-routine matters under the rules of the New York Stock Exchange. Consequently, if your shares are held by a brokerage firm, bank, or other nominee, it cannot vote your shares on these matters unless it has received voting instructions from you. If you do not provide such voting instructions, then no vote is cast by the brokerage firm, bank, or other nominee on those matters, causing a “broker non-vote” to occur for uninstructed shares with respect to those matters.
The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2026, is considered a “routine” matter under New York Stock Exchange rules. Consequently, if you hold shares in “street name,” your brokerage firm, bank, or other nominee can vote your shares on that matter whether or not you provide them with voting instructions.
Abstentions and broker non-votes, if any, will not be counted as votes cast on non-routine matters but will count for purposes of determining whether a quorum is present. So long as a quorum is present, abstentions and broker non-votes will have no effect on any of the matters presented for a vote at the Annual Meeting.
Q:	What happens if a nominee is not available for election as a director at the time of the Annual Meeting?
A:
The Board may provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies will be voted for the substitute nominee. Proxies cannot be voted for more than four nominees. We have no reason to believe that any nominee will not be available for election as a director at the time of the Annual Meeting.

UFP Industries  7  2026 Proxy Statement

Q:	What options do I have in voting on each of the matters presented at the meeting?
A:	You may vote “for,” “against,” or “abstain” on each matter properly presented at the meeting.
Q:	Where do I find the voting results of the meeting?
A:
If available, we will announce voting results at the Annual Meeting. The voting results will also be disclosed on a Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

UFP Industries  8  2026 Proxy Statement

Voting Securities and Record Date
As of February 27, 2026, the Record Date for the Annual Meeting, we had issued and outstanding 56,799,895 shares of common stock. Shareholders are entitled to one vote for each share of our common stock registered in their names as of the close of business on the Record Date. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting, who are appointed by us.
The following table sets forth information as to each shareholder known to have been the beneficial owner of more than five percent (5%) of our outstanding shares of common stock as of February 27, 2026.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENT OF CLASS
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	7,475,832(2)	13.16%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,882,889(3)	12.12%
Kayne Anderson Rudnick Investment Management, LLC 2000 Avenue of the Stars Suite 1110 Los Angeles, CA 90067	3,746,737(4)	6.60%

1.	Except as otherwise indicated by footnote, each named shareholder has sole voting and investment power with respect to the shares indicated.
2.
BlackRock, Inc., either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G/A it filed with the SEC on April 28, 2025. That Schedule 13G/A disclosed sole voting power over 7,385,921 shares and sole dispositive power over 7,475,832 shares.

3.
The Vanguard Group, either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G/A it filed with the SEC on February 13, 2024. That Schedule 13G/A disclosed shared voting power over 63,236 shares, sole dispositive power over 6,754,867 shares, and shared dispositive power over 128,022 shares.

4.
Kayne Anderson Rudnick Investment Management, LLC, either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G/A it filed with the SEC on May 14, 2025. That Schedule 13G/A disclosed sole voting power over 2,663,731 shares, shared voting power over 723,745 shares, sole dispositive power over 3,022,992 shares, and shared dispositive power over 723,745 shares.

UFP Industries  9  2026 Proxy Statement

Election of Directors
Our Board currently consists of eight members. These members are divided into three classes of equal number (if the total number of directors is divisible by three), with the classes to hold office for staggered terms of three years each. Our Board has nominated Mary Tuuk Kuras to a two-year term expiring at our 2028 Annual Meeting of Shareholders and Benjamin J. McLean, Michael G. Wooldridge, and Ronald K. Grubbs, Jr. to three-year terms expiring at our 2029 Annual Meeting of Shareholders. The election of all four nominees will increase the size of our Board from eight to nine members. As incumbent directors, Ms. Tuuk Kuras and Messrs. McLean and Wooldridge were previously elected by our shareholders.
The persons named as proxies in the accompanying proxy will vote to elect the above-named nominees as directors, unless a shareholder directs them differently by proxy. If a nominee is not available for election as a director at the time of the Annual Meeting (a situation which is not now anticipated), the Board may provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies will be voted for the substitute nominee. The proxies cannot be voted for a greater number of persons than the number of nominees named.
Except in a contested election, the vote required for the election of a nominee as a director is the affirmative vote of a majority of the votes cast in the election of that nominee. A “majority of the votes cast” means that the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” that nominee’s election. Abstentions and broker non-votes will not be treated as votes cast either “for” or “against” that nominee’s election and will have no effect on the outcome. The election of directors is considered non-routine under the rules of the New York Stock Exchange. Consequently, if you hold your shares in street name, then unless otherwise instructed by you, brokerage firms, banks, and other nominees cannot vote your shares on the election of a nominee. In a contested election, directors are elected by a plurality of the votes cast at a meeting of shareholders. An election is considered contested if there are more nominees for election than positions on the Board of Directors to be filled by election at that meeting.
In any non-contested election of directors, any incumbent director nominee who receives a greater number of votes cast against his or her election than in favor of his or her election is required to immediately tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results for that meeting.

The Board of Directors recommends a vote “FOR” the election of each of the four nominees as a director.

UFP Industries  10  2026 Proxy Statement

The following table provides certain biographical information for each person who is nominated for election as a director at our Annual Meeting and for each person who is continuing as an incumbent director. The information was provided to us as of February 27, 2026, by the respective nominees and directors.
Nominee for Term Expiring in 2028

Mary Tuuk Kuras CEO of MTK Practical Leadership Age: 61 Director since: 2014
MARY TUUK KURAS, is CEO of MTK Practical Leadership, offering a common-sense approach to strengthening skills for executive leaders. Her work accelerates learning and effectiveness by teaching from real-life situations and passing on valuable knowledge from her 34 years of executive experience in multiple industries. Ms. Tuuk Kuras also serves an Interim CEO of the Grand Rapids Symphony in Grand Rapids, MI. She served as President and CEO of the Grand Rapids Symphony from January 2019 until her retirement on December 31, 2022. Before joining the Symphony, she served as Chief Compliance Officer/Senior Vice President, Properties and Real Estate for Meijer, Inc., a regional retail chain. Prior to her tenure with Meijer, she was Executive Vice President of Corporate Services, and Secretary of the Board of Directors for Fifth Third Bancorp of Cincinnati, OH. Ms. Tuuk Kuras’ previous positions with Fifth Third included Executive Vice President and Chief Risk Officer of Fifth Third Bancorp, and President of Fifth Third Bank (Western Michigan), where she had leadership responsibility for the growth and strategic direction of major lines of business. She was named one of the “25 Women to Watch in Banking” by the American Banker magazine each year from 2008 to 2014. She serves on the board of Western Alliance Bancorporation (NYSE: WAL), a regional bank with more than $90 billion in assets, and on the boards of Chorus America and the Grand Rapids Symphony.
Ms. Tuuk Kuras is an audit committee financial expert, as defined by the SEC. Her experience in the financial services and retail industries adds a unique perspective to our Board. Her expertise in enterprise risk management, corporate governance, legal affairs, compliance, regulatory and governmental affairs, as well as strategic planning, properties and real estate, corporate sustainability, operational leadership, and crisis management further enhances her value as a Board member.
SERVICE AS A DIRECTOR
Director since 2014
Member of Audit Committee
Member of Nominating and Corporate Governance Committee

UFP Industries  11  2026 Proxy Statement

Nominees for Term Expiring in 2029

Ronald K. Grubbs, Jr. President of Alliance Plastics Age: 56
Ronald K. Grubbs, Jr., is President of Alliance Plastics, a position he has held since founding the company in 2002. Based in Rock Hill, South Carolina, Alliance Plastics is a leading manufacturer and distributor of high-quality industrial films and materials, providing innovative solutions for packaging, manufacturing, and specialized applications worldwide. Mr. Grubbs is a U.S. Army veteran and served on the board of Curative Connections.
Mr. Grubbs has more than 30 years of experience building and scaling a manufacturing and converting business in the packaging industry. That background, combined with his expertise in specialty plastics, paperboard products, automation, and value-added solutions, enable him to provide valuable insight into the Company’s products and markets and to be a valuable contributor to our Board.
SERVICE AS A DIRECTOR
No prior service

Benjamin J. McLean CEO of Ruan Transportation Management Systems Age: 49 Director since: 2020
BENJAMIN J. MCLEAN, has been Chief Executive Officer of Ruan Transportation Management Systems, one of the largest privately-held logistics firms in the United States, since 2015. Since joining Ruan in 2007, Mr. McLean has also served as Ruan’s chief operating officer and chief information officer. Prior to joining Ruan, Mr. McLean assisted companies with mergers, acquisitions and equity offerings at William Blair & Company in Chicago, IL, and delivered technology consulting services as part of Deloitte Consulting’s Chicago office. Mr. McLean serves on the board of the American Transportation Research Institute and on the board of the American Trucking Associations. He also is a member of the Northwestern University Transportation Center Business Advisory Committee and a member and prior chair of the Iowa Business Council. Mr. McLean also served as chair of the Governor’s Economic Recovery Advisory Board for the State of Iowa.
Mr. McLean is an audit committee financial expert, as defined by the SEC. His experience in transportation and logistics, as well as his role as chief executive officer of a large and sophisticated business organization, make him an important contributor to our Board.

SERVICE AS A DIRECTOR
Director since 2020
Member of Audit Committee
Member of Nominating and Corporate Governance Committee

UFP Industries  12  2026 Proxy Statement

Michael G. Wooldridge Counsel – Varnum LLP Age: 66 Director since: 2016
MICHAEL G. WOOLDRIDGE, serves as Counsel with the law firm of Varnum LLP, headquartered in Grand Rapids, MI. He joined Varnum in 1984 and from 1990 through 2024 was a partner in the firm’s corporate practice group, focusing on corporate governance, securities, and mergers and acquisitions. Mr. Wooldridge served on and chaired the firm’s policy committee and has been included in The Best Lawyers in America since 2005. He serves on the board of directors of Independent Bank Corporation (Nasdaq: IBCP). He also serves on the board of the YMCA of Greater Grand Rapids and served on the boards of several other community organizations.
Mr. Wooldridge serves as an advisor and counsel to a number of publicly-held companies on a variety of corporate and securities law matters. His advice on compliance matters, corporate governance trends and developments and other issues is invaluable, as is his experience in advising other publicly-held companies.

SERVICE AS A DIRECTOR
Director since 2016
Chairman of Nominating and Corporate Governance Committee
Member of Personnel and Compensation Committee

Incumbent Directors – Term Expiring in 2027

Matthew J. Missad Executive Chairman of the Board of UFP Industries, Inc. Age: 65 Director since: 2011
MATTHEW J. MISSAD, became Chairman of our Board of Directors on February 2, 2023, and Executive Chairman of our Board on December 29, 2024. He became the fifth Chief Executive Officer in the Company’s history on July 13, 2011, and President of the Company on January 1, 2023, positions he held until his appointment as Executive Chairman. From 1996 to 2011, he was Executive Vice President, General Counsel and Secretary, in addition to serving on the boards of subsidiary entities, including international partnerships. Mr. Missad served on the board of Independent Bank Corporation (Nasdaq: IBCP) from October 2014 to April 2024, and served on its Compensation Committee. Mr. Missad has a JD degree, is a member of the Michigan Bar Association, has a CPA certificate of examination, and is a licensed real estate broker.
Mr. Missad’s experience and exposure to nearly all facets of our business are integral to the growth of the Company. Having led, at various times, the human resources, insurance, marketing, wood preservation, engineering, transportation and compliance teams, and serving on our executive leadership team, he has an ability to understand and motivate people and teams, a capacity to simplify complex issues for sound decision-making, and a well-rounded and deep understanding of the Company’s business, culture, people, markets and opportunities.
SERVICE AS A DIRECTOR
Director since 2011

UFP Industries  13  2026 Proxy Statement

Thomas W. Rhodes President and CEO of TWR Enterprises, Inc Age: 64 Director since: 2012
THOMAS W. RHODES, is President and Chief Executive Officer of TWR Enterprises, Inc. of Corona, CA, a framing company he founded in 1984. TWR is one of the oldest and largest framing companies in Southern California. Mr. Rhodes served as a board member of the California Framing Contractors Association, Building Industry Association - Orange County, and the California Professional Association of Specialty Contractors - Orange County/Inland Empire. He was appointed Lead Independent Director of the Company on February 2, 2023.
Mr. Rhodes has spent over 40 years building his business while establishing and developing relationships in the residential building and commercial construction industries. Mr. Rhodes’ experience in the site-built construction business and his career as a framing contractor and an entrepreneur provide our Board and management with meaningful insight into this market and its prospects. His creative and strategic-thinking skills have enabled him to branch out into other ventures, including real estate, hotel development and insurance. These experiences provide a unique benefit to his service on our Board.
SERVICE AS A DIRECTOR
Director since 2012
Lead Independent Director
Chairman of Personnel and Compensation Committee

Brian C. Walker Former Partner – Strategic Leadership for Huron Capital Age: 64 Director since: 2015
BRIAN C. WALKER, joined the private equity firm of Huron Capital in January 2019 and served as an Operating Partner until January 2024. He retired as Director, President and Chief Executive Officer of Herman Miller, Inc., now MillerKnoll, of Zeeland, MI on August 31, 2018, and previously served as its chief operating officer and chief financial officer. Prior to Herman Miller, he was a Certified Public Accountant with Arthur Andersen. Mr. Walker serves on the boards of directors of Gentex Corporation (Nasdaq: GNTX) and Horizon Bancorp, Inc. (Nasdaq: HBNC). He served on the board of Cooper Tire & Rubber Company from 2018 to 2021, on the board of Briggs & Stratton Corporation from 2002 to 2020, and on the board of the Federal Reserve Bank of Chicago-Detroit Branch from 2009 to 2012.
Mr. Walker is an audit committee financial expert, as defined by the SEC. His experience as the CEO of a large public company as well as his experience and expertise in finance, international business, executive compensation and strategic development are valuable to the Company. As a result, he has made meaningful contributions to Board discussions concerning the Company’s strategy and operations, and his education, expertise and experience in accounting and compensation matters provide a unique benefit as a member of our Board.
SERVICE AS A DIRECTOR
Director since 2015
Chairman of Audit Committee
Member of Personnel and Compensation Committee

UFP Industries  14  2026 Proxy Statement

Incumbent Directors – Term Expiring in 2028

Joan A. Budden Former President and CEO of Priority Health Age: 64 Director since: 2019
JOAN A. BUDDEN, is the President of a boutique consulting company specializing in strategic planning, leadership development, culture change and strategic marketing. From January 2016 until January 2021, she was President and CEO of Priority Health, one of Michigan’s largest health plans with $4 billion in annual revenue. In that role, she successfully led a large acquisition, expanded their market share and geographic footprint and drove profitable growth. Before becoming CEO, Ms. Budden served as Chief Marketing Officer for Priority Health since 2009. Ms. Budden’s responsibilities as Chief Marketing Officer included leading strategic positioning and profitable growth for direct to consumer, government and business-to-business markets. Ms. Budden also serves on the board of Independent Bank Corporation (Nasdaq: IBCP), on the board of AARP Services, Inc, a subsidiary of AARP, and on the board of Together Women’s Health.
Ms. Budden has more than 25 years of executive leadership experience in the health insurance industry that includes leading business development, change management in technology environments, consumer experience, corporate governance and strategy development at a large national health insurer and an integrated delivery system. Her experience in a highly competitive and regulated industry as well as her marketing expertise and leadership skills, make her an important contributor to our Board.
SERVICE AS A DIRECTOR
Director since 2019
Member of Nominating and Corporate Governance Committee
Member of Personnel and Compensation Committee

William D. Schwartz, Jr. President and Chief Executive Officer of UFP Industries, Inc. Age: 48 Director since: 2025
WILLIAM D. SCHWARTZ, JR., became President and Chief Executive Officer of the Company on December 29, 2024. Before assuming the role of President and CEO, Mr. Schwartz served as President of UFP Retail Solutions, LLC, a wholly owned subsidiary and approximately $2.6 billion segment of the Company that specializes in yard and home products, a position he held since January 1, 2023. Mr. Schwartz joined the Company in 1998, and advanced into a variety of roles including account manager, sales manager, and regional sales director. He is a past member of our CEO Club, which recognizes the Company’s top salespeople. Mr. Schwartz served as general manager of operations for several Company plants, became an operations vice president in 2014, executive vice president of purchasing in 2020, and executive vice president of operations services in 2022.
Mr. Schwartz has significant knowledge of and experience in both the sales and operations sides of the Company. He led the largest operating segment of the Company by revenue, and he understands our culture. These attributes enable Mr. Schwartz to offer our Board valuable insight into the Company and its markets, products, competitors, opportunities, and challenges.
SERVICE AS A DIRECTOR
Director since 2025

UFP Industries  15  2026 Proxy Statement

Corporate Governance and Board Matters
Our Board is committed to sound and effective corporate governance practices. The Board has documented those practices in our Corporate Governance Principles (the “Principles”). These Principles address director qualifications, director responsibilities, periodic performance evaluations, and a variety of other corporate governance matters. The Principles also require the Board to have an Audit Committee, a Nominating and Corporate Governance Committee, and a Personnel and Compensation Committee. The Principles, along with the charters of each of these committees, are available for review on our website at www.ufpi.com under the tabs “Investor Relations → Governance.”
Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers
We adopted a Code of Business Conduct and Ethics that applies to our employees, officers, and directors. We also adopted a Code of Ethics for Senior Financial Officers. Each Code is posted on our website at www.ufpi.com under the tabs “Investor Relations → Governance.” Any changes to or waivers of either Code for our chief executive officer or senior financial officers will be disclosed on our website at www.ufpi.com under the tabs “Investor Relations → Governance.”
Affirmative Determination Regarding Director Independence and Other Matters
As required by the Principles, our Board has determined each of the following directors to be an “independent director” under the Nasdaq Stock Market Rules (the “Nasdaq Standard”): Joan A. Budden, Benjamin J. McLean, Thomas W. Rhodes, Mary Tuuk Kuras, Brian C. Walker, and Michael G. Wooldridge. Our Board had made the same determination with respect to William G. Currie and Bruce A. Merino before their retirement from our Board at the 2025 Annual Meeting of Shareholders. There are no family relationships between or among the directors and our executive officers.
To assist our Board, the Nominating and Corporate Governance Committee reviewed the applicable legal standards for director and board committee independence, as well as the criteria applied to determine “audit committee financial expert” status and the answers to annual questionnaires completed by each of the directors. Based on this review, the Nominating and Corporate Governance Committee delivered a report to the full Board, and the Board made its independence and “audit committee financial expert” determinations based upon that report.
The effectiveness of each of our directors is monitored using an annual assessment. Our Board does not have a mandatory retirement age policy, although the Nominating and Corporate Governance Committee considers a director’s tenure with the Company as a factor in nominating incumbent directors. We believe that the ability of a Board member to add value to the Company is not dependent on age; rather, it is based on the director’s actual performance. As a result, we expect that some directors will not serve until a typical retirement age, while others may serve longer. In addition, we evaluate the tenure of individual directors as well as the collective tenure of our Board. In connection with this evaluation, we strive to maintain a balanced composition of relatively new and meaningful tenured directors with the objective of fostering the input of new ideas and thoughts while maintaining a strong historical perspective and deep understanding of our business and the markets we serve.
Committees
AUDIT COMMITTEE
Each member of the Audit Committee is “independent” under the Nasdaq Standard as well as the applicable rules of the SEC for audit committee membership. Our Board has determined that each of Mr. McLean, Ms. Tuuk Kuras, and Mr. Walker qualifies as an “audit committee financial expert,” as defined in Item 407(d) of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”). The full responsibilities of the Audit Committee are set forth in the Audit Committee Charter. In general, the primary purpose of this Committee is to assist the Board in overseeing management’s conduct of our financial reporting processes and system of internal controls regarding finance, accounting, legal compliance, and ethics. During 2025, the Audit Committee held four meetings.
UFP Industries  16  2026 Proxy Statement

PERSONNEL AND COMPENSATION COMMITTEE
Each member of this Committee is “independent” under the Nasdaq Standard. The Committee is responsible for reviewing and recommending to the Board the timing and amount of compensation for the Chief Executive Officer, including salary, bonus, incentive, and other equity compensation, as well as director compensation. This Committee is also responsible for reviewing succession planning for our Chief Executive Officer, as well as administering our equity-based incentive plans and reviewing and approving the annual compensation of our senior executive officers. The Committee has the authority to retain consultants and third-party advisors for assistance. The Committee has the ultimate authority to determine matters of executive compensation for our senior executive officers other than the Chief Executive Officer, whose compensation is subject to full Board approval; however, the Committee may rely upon recommendations of our Chief Executive Officer for matters of compensation for officers and Named Executives, other than the Chief Executive Officer. Additional information on the Committee’s role and practices involving executive compensation is described in the Compensation Discussion and Analysis in this proxy statement. The full responsibilities of the Personnel and Compensation Committee are set forth in its Charter. During 2025, the Personnel and Compensation Committee held two meetings.
Compensation Committee Interlocks and Insider Participation
Our Personnel and Compensation Committee during fiscal 2025 consisted of Thomas W. Rhodes (Chair), Joan A. Budden, Bruce A. Merino, who retired from this Committee at the 2025 Annual Meeting of Shareholders, Brian C. Walker, and Michael G. Wooldridge. None of the foregoing is or has been an officer or employee of the Company or has had any relationship with the Company that is required to be disclosed in this proxy statement as a related party transaction. In addition, during 2025, no executive officer of the Company served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or Personnel and Compensation Committee.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Each member of the Nominating and Corporate Governance Committee is “independent” under the Nasdaq Standard. The Nominating and Corporate Governance Committee considers and proposes director nominees to the Board for election by our shareholders or to fill Board vacancies as they may occur, makes recommendations to the Board regarding Board committee memberships, generally monitors our corporate governance practices, and performs any other functions or duties deemed appropriate by our Board. The full responsibilities of the Nominating and Corporate Governance Committee are set forth in its Charter. The Committee and Board adopted a Policy Governing Director Qualifications and Nominations, the details of which are described below, which include certain minimum qualification and board composition standards. The Committee is responsible for succession planning for Board members. In view of the age and tenure of certain members of the Board, the Committee has been active in seeking and evaluating qualified candidates, consistent with the Policy Governing Director Qualifications and Nominations, to serve on the Board. This Committee is also responsible for overseeing the Company’s strategies and policies with respect to various environmental, social and governance (ESG) matters, including oversight of the Company’s related disclosure obligations. During 2025, the Nominating and Corporate Governance Committee held two meetings.
Shareholder Nominees for Director
Our Articles of Incorporation contain certain procedural requirements applicable to shareholder nominations of directors. A shareholder who wishes to nominate a person to serve as a director must provide us with written notice. The notice must include: (1) the name and address of both the shareholder who intends to make the nomination and the person or persons nominated; (2) a representation that the shareholder is a current holder of record, will continue to hold those shares through the date of the meeting, and intends to appear in person or by proxy at the meeting; (3) a description of all arrangements between the shareholder and each nominee; (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulation 14A of the Exchange Act had the nominee been nominated by the Board; and (5) the consent of each nominee to serve as a director. The nominee’s written consent to the nomination and sufficient background information regarding the candidate must be included to enable the Nominating and Corporate Governance Committee to make proper assessments as to his or her
UFP Industries  17  2026 Proxy Statement

qualifications. Nominations should be addressed to the Chairman of the Nominating and Corporate Governance Committee at our headquarters and must be received no later than 30 days prior to our Annual Meeting of Shareholders, or within seven days after the date our notice of the Annual Meeting of Shareholders is given to our shareholders if our notice of that meeting is given less than 40 days prior to the date of that meeting.
Director Qualifications and Requirements
Our Board has adopted a Policy Governing Director Qualifications and Nominations (the “Policy”). The substance of the Policy is incorporated into the Nominating and Corporate Governance Committee’s Charter, which is available on our website at www.ufpi.com under the tabs “Investor Relations → Governance.” The Policy sets forth the general process the Committee is required to follow to identify and evaluate director nominees, including nominees recommended by shareholders. Under the Policy, the Committee has the authority to seek director candidates from any source deemed appropriate, including recommendations of candidates submitted by shareholders. The Policy requires the Committee to evaluate all proposed director candidates in the same manner, irrespective of the source of the initial recommendation of the proposed candidate.
The Policy includes minimum qualification standards, Board composition standards and additional qualification criteria. With respect to the former, the Policy requires that the Committee be satisfied that each recommended nominee meets the following qualifications:
1.	Integrity. The candidate must exhibit high standards of personal integrity and ethical character.
2.
Absence of Conflicts of Interest. The candidate must not have any interests that would impair his or her ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its shareholders.

3.
Fair and Equal Representation. The candidate must be able to represent fairly and equally all shareholders of the Company, without favoring or advancing any particular shareholder or other constituency.

4.	Experience. The candidate must have experience at a strategic, policy-making, or senior management level in a business, government, non-profit, or academic organization of high standing.
5.
Business Understanding. The candidate must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including contemporary governance concerns, regulatory obligations of a public issuer, strategic business planning, and basic concepts of corporate finance.

6.	Available Time. The candidate must have, and be prepared to devote, adequate time to our Board and its committees.
In addition to these minimum qualification criteria, the Committee is required to recommend Board candidates to help ensure that a majority of our Board is independent, that each of the Audit, Personnel and Compensation, and Nominating and Corporate Governance Committees is comprised entirely of independent directors, and that at least one member of the Audit Committee qualifies as an audit committee financial expert. The Committee and our Board also consider diversity in their identification of director candidates. Diversity in business and professional experience, education, and background benefits the Company by increasing the range of skills and perspectives available to our Board. Director nominees are selected without regard to race, gender, sexual orientation, religious belief, or national origin. Our Board believes that adherence to these principles will provide an environment and practices that will yield the best return for our shareholders.
To date, the Committee has not paid any third-party fees to assist in identifying and evaluating nominees. As of the date of this proxy statement, the Committee has not received any recommended nominations from any of our shareholders in connection with our 2026 Annual Meeting of Shareholders.
Majority Voting
Our Bylaws provide for majority voting in connection with the election of directors. This majority voting standard is described above in the “Election of Directors” section.
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Shareholder Communications with the Board; Investor Communications
Generally, shareholders who have questions or concerns regarding the Company should contact our Investor Relations Department at 800-598-9663. However, any shareholder who wishes to address questions regarding the business or affairs of the Company directly with the Board or any individual director should direct his or her questions in writing to our Secretary at 2801 East Beltline NE, Grand Rapids, MI 49525. Our Secretary has been directed to promptly forward all communications to the full Board or the specific director indicated in the letter. Our Board and management team are committed to actively engaging with our shareholders. During 2025, members of our executive team attended several investor conferences at which they met with existing shareholders as well as prospective shareholders. In addition, we regularly meet with investors, prospective investors, and investment analysts in person or via video conferencing. These meetings foster constructive dialogue and provide our executives with a better and deeper understanding of our shareholders’ priorities. In all instances, our discussions were limited to covering publicly available information.
Meeting Attendance
Each director is expected to make a reasonable effort to attend all meetings of our Board, applicable committee meetings, and the Annual Meeting of Shareholders. During fiscal 2025, the Board of Directors held four meetings. All of our incumbent directors who were directors during 2025 attended at least 80% of the aggregate of the total number of Board meetings and the total number of meetings of committees of the Board on which he or she served. In addition, all directors in office at the time of our 2025 Annual Meeting of Shareholders attended that meeting.
Anti-Hedging and Anti-Pledging Policy
Our Board has adopted an anti-hedging and anti-pledging policy, which restricts our executive officers and directors from engaging in hedging or pledging transactions involving our stock without prior approval. Our policy defines a hedging transaction as any transaction or series of related transactions that are designed to hedge or offset any decrease in the market value of our stock or otherwise eliminate risk related to the ownership of our stock. Pledging transactions are defined to mean any pledge or grant of a security interest in the Company’s securities as collateral for a loan or other obligations to a third party. Our executive officers and directors are prohibited from engaging in any such transactions without prior approval from the Nominating and Corporate Governance Committee. As of the date of this proxy statement, no such approvals have been made.
Insider Trading Policy
The Company has adopted an insider trading policy, which governs the purchase, sale, and/or other disposition of its securities by its directors, officers, employees, and other covered persons. The Company believes this policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the exchange listing standards applicable to the Company. A copy of this policy is filed as an exhibit to our Annual Report on Form 10-K.
Leadership Structure and the Board’s Role in Risk Oversight
We believe the roles of chief executive officer and chairman of the board should normally be separated. Matthew J. Missad serves as our Executive Chairman, and William D. Schwartz, Jr. serves as our Chief Executive Officer. However, Mr. Missad is not considered independent under the Nasdaq Standard due to his prior service as our Chief Executive Officer from 2011 until December 29, 2024. Our Board appointed Thomas W. Rhodes as Lead Independent Director to chair sessions of Board meetings that are exclusively attended by independent directors. In that capacity, Mr. Rhodes communicates actions requested by the independent directors and serves as a liaison between the independent directors and our Chief Executive Officer and Executive Chairman of the Board. We believe this structure provides the most effective governance of the Board while the director serving as Executive Chairman is not independent.
Our Board of Directors, through its three committees, has an advisory role in risk oversight for the Company. Company management maintains primary responsibility for the risk management of the Company. The current trends toward increased regulation, litigation, and political volatility make it extremely difficult to predict the type and magnitude of risks facing the Company. Despite this unpredictability, our Board relies on the representations of management, periodic reports from our independent
UFP Industries  19  2026 Proxy Statement

auditors, internal audit services performed by a third party, the Company’s systems of internal controls, the Company’s insurance advisors, and the historically conservative practices of the Company to provide comfort as to the Company’s ability to manage its risks. Management’s discussion of current material risk factors is set forth in the Company’s Annual Report on Form 10-K.
Succession Planning
In addition to the regular and ongoing review and evaluation of succession planning for the members of the Company’s Board of Directors by the Board’s Nominating and Corporate Governance Committee, the Board and management regularly review and monitor succession planning for our current leadership positions, including succession in the event of an emergency. As part of that planning process, effective December 29, 2024, the first day of our fiscal year 2025, the Board appointed William D. Schwartz, Jr., who then served as President of UFP Retail Solutions, LLC, as President and Chief Executive Officer of the Company. Also effective December 29, 2024, the Board appointed Matthew J. Missad, who then served as President and Chief Executive Officer of the Company and as Chairman of the Board, as Executive Chairman of the Board. In his role as Executive Chairman, in addition to serving as Chairman of the Board, Mr. Missad provides services to support the transition of the President and CEO roles to Mr. Schwartz, including in the areas of strategic planning and future value creation.
In addition to succession planning for the President and CEO positions, the Board regularly reviews and evaluates succession planning for each segment leader as well as the Company’s other functional executive leadership positions.
ESG Overview
Our environmental, social and governance (ESG) initiatives are driven by our business philosophy: Take care of your customers, your employees, and your communities, and good financial results will follow. Our goals are to be recognized by our customers as the preferred supplier; by our employees as a safe and inclusive workforce; and by the communities in which we operate as a good corporate citizen. Our latest Governance Report, in which we detail our progress and our expectations going forward, is available on our website at www.ufpi.com under the tabs “Investor Relations → Governance.”
ENVIRONMENTAL
Our manufacturing operations have a long history of environmental stewardship through efficiency, energy savings, waste management, and responsible product sourcing. We quantify our Scope 1 and Scope 2 greenhouse gas (GHG) emissions and are committed to taking the following steps:
•	Disclosing our Scope 1 and Scope 2 GHG emissions in 2026; and
•	Assessing our climate risks and opportunities in alignment with the Task Force on Climate-Related Financial Disclosures (TCFD).
Continuous improvement is a key focus in our operations planning, and, through it, we aim to reduce energy usage as a percentage of unit sales. Our energy management team, which is responsible for continuously seeking opportunities to make our operations more efficient and sustainable, has made meaningful strides by upgrading electrical equipment, including motors, lighting, and panels.
We prevent waste through our unique sourcing model, which promotes the use of as much of a canted log as possible in our products. Parts are utilized by one or more of our three business segments, depending on the appearance, the engineering characteristics, and the utility for particular applications. What can’t be used in our products is converted to material that is recycled or upcycled by other industries. For example, our wood dust is recycled in quantities exceeding 25,000 tons per year.
Our primary raw material, wood, is renewable, sustainable, recyclable, durable, and biodegradable.
Using Life Cycle Assessment and a Total Embodied Energy perspective, wood is a clear winner over competing building materials. Lumber stores its carbon away in structures for decades. According to U.S. Department of Agriculture data published in
UFP Industries  20  2026 Proxy Statement

December 2021, in the U.S. alone, forests, wood products, and urban trees collectively offset annual carbon dioxide emissions by approximately 10-15%. Because of its superior strength-to-weight ratio, wood requires much less energy to manufacture and deliver to job sites compared to other building materials like steel, concrete, or plastic.
As wood is our primary source of raw material, the Company has a vested interest in the health and growth of the planet’s forests. According to The State of America’s Forests report, less than two percent of the standing tree inventory in the U.S. is harvested each year. In Canada, where much of our lumber is sourced, less than one percent of the managed forest is harvested annually. In both countries, responsible forest management has resulted in more than 50 consecutive years of forest growth that exceeds annual harvest. As a result of these trends, forests in both countries have sequestered high levels of carbon in recent decades.
We source lumber from around the world and review vendors’ operations through regular dialogue and on-site visits. Our mill vendors have a practice of planting more trees each year than they harvest, which is important to us and drives our sourcing decisions. Our expectations of suppliers, with whom we have many long-standing relationships, extend to their practices in waste management, health and safety, labor rights, conflict minerals, and human rights. We operate with the highest standard of integrity and sustainability and expect our suppliers to do the same. We have certified chain-of-custody credentials for both Sustainable Forestry Initiative (SFI) and Forest Stewardship Council (FSC); these groups have developed rigorous standards to ensure responsible harvesting of forests.
In our composite decking operations: 100% of the wood fiber used is reclaimed post-industrial waste; 50% of the plastic comes from post-consumer and post-industrial recycled sources; 100% of the composite decking is recyclable; 100% of the manufacturing waste is reused, recycled, or repurposed; and 95% of the extrusion scrap is recycled into our processes.
SOCIAL
To build a supportive social fabric, we cultivate a unique culture that provides all employees significant opportunities for professional and personal growth, enabling them to be successful and to improve the communities in which they work and live. In managing our human capital, we focus on talent retention and recruitment, employee engagement, employee health and safety, community engagement, and employee learning and development.
A core value of the Company is equal opportunity for all. We continually broaden our recruiting efforts to connect with diverse groups who may be unaware of the Company or the opportunities we offer. To that end, we engage with local organizations who help low-income candidates connect with employment opportunities. Our recruitment team ensures that external job postings are available to all, and we specifically drive them to low-income areas and unemployment agencies. We continue to pursue our strategy of increasing the diversity of our workforce while being a destination workplace for people who seek challenge, opportunity, and success.
Levels of education and training vary greatly among our job candidates and employees. Many do not have a post-secondary education. We have instituted measures to support these individuals and to create opportunities for those from diverse or low-income backgrounds. This includes eliminating the requirement that sales and management aspirants have a four-year college degree. We also value promoting from within. Work experience with the Company counts, mitigating the impact that lack of a formal education can have on opportunities for advancement.
We use several methods to measure and advance employee engagement and effectiveness of our strategies to create a better, safer, and inclusive workplace and build stronger customer relationships. Among them are annual plant reviews, internal audits to assess the strengths and weaknesses of each plant’s HR policies and practices, and anonymous employee surveys. We use these tools to ensure our operations adhere to policies and standards designed to create a safe, sustainable, and healthy workplace.
Our health and safety program includes industry-leading training and regular compliance audits and oversight designed to ensure that our employees maintain their health and are protected from injury in the workplace. Every employee is responsible for following Company health and safety guidelines to reduce the risk of injury to themselves and their co-workers. We maintain a robust safety organization overseen by our Executive Vice President of Human Capital, who reports to our Chief Executive Officer, and which
UFP Industries  21  2026 Proxy Statement

includes a Corporate Safety Committee led by our Vice President of Safety. In addition, we have Regional Safety Directors, and each of our plants has dedicated safety personnel overseeing compliance with corporate safety policies as well as employee training. This training is offered in several formats to accommodate diverse needs. As a result of our efforts, our accident frequency rates are low when compared with others in our industry.
We drive community engagement in several ways. The UFP Industries Foundation targets its giving at root causes to help our communities grow stronger. We partner with local nonprofits that help people build self-confidence, dignity, and resilience by teaching them to overcome obstacles. We champion causes like skilled trades training, community-based problem solving, environmental care, disaster recovery, and improving the lives of U.S. veterans. Helping others reach their potential lies at the heart of our Company and the UFP Industries Foundation. We proudly support our employees in their many efforts to give back, such as by identifying and organizing local opportunities to volunteer.
We offer our employees a variety of opportunities for professional development and learning. Among them are courses offered through the UFP Business School, our internal training and upskilling entity that offers hundreds of courses and programs for new and experienced employees to hone their skills and prepare for advancement. Most of our courses offer remote accessibility to provide flexibility. As we continue to grow, our goal is to expand the pool of job candidates, provide excellent training and education, and encourage equal growth opportunities within the Company. By expanding our outreach and providing additional education, we aim to add more diverse team members who have the desire and ability to be promoted to leadership positions.
GOVERNANCE
We value corporate governance as a key component of responsible business practices. We maintain robust governance practices at both the Board and executive leadership levels and across our business units. Our efforts are led by our leadership team and reviewed by our Executive Committee, which includes our CEO, CFO, and presidents of our three operating segments, with oversight by our Board and its committees.
We believe we have sound and effective corporate governance practices. Certain key aspects of our corporate governance policies and practices as they relate to our Board of Directors and executive management team are described in the foregoing sections of this proxy statement.
We are dedicated to monitoring and advancing our data privacy and cybersecurity efforts. We have a privacy committee that includes senior leadership from our HR, IT, Legal, and Governance and Compliance departments. The committee meets periodically throughout the year to discuss employee training, cybersecurity risks, policy development, and ongoing infrastructure enhancement projects. We provide our employees with education and training to identify and avoid phishing and other social engineering scams that may compromise the privacy and integrity of our data.
We maintain a cybersecurity risk management program designed to evaluate material threats and vulnerabilities and their potential impact on our operations, data, and stakeholders. We regularly review and update the program to address emerging risks. We have aligned our program with internationally recognized frameworks, including the NIST CSF and ISO 27001, as well as risk management guidelines such as NIST-SP 800-37 (RMF) and ISO 27005. We engage external assessors, consultants, independent auditors, and, as needed, outside counsel to evaluate aspects of our cybersecurity program, controls, and overall posture. We conduct tabletop exercises for our incident response and disaster recovery activities and perform internal and external vulnerability assessments as well as penetration testing. We monitor third-party service providers and suppliers through risk-based onboarding and periodic assessments. We also maintain security-focused contractual requirements and conduct risk-based continuous monitoring of vendors. Mandatory, periodic security and privacy training is provided to all employees during their onboarding and employment with our organization. We supplement this training with phishing simulations and awareness activities on an ongoing basis.
UFP Industries  22  2026 Proxy Statement

Ratification of Deloitte & Touche LLP as Independent Registered Public Accounting Firm
for Fiscal 2026
The Audit Committee selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 26, 2026 (“Fiscal 2026”). Deloitte has served as our independent registered public accounting firm since 2014. The services provided to us by Deloitte for fiscal years 2025 and 2024 are described below under the caption “Independent Registered Public Accounting Firm – Disclosure of Fees.”
We are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm for Fiscal 2026. Although ratification is not legally required, the Board is submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate governance. Representatives of Deloitte are expected to be present at our Annual Meeting to respond to appropriate questions and to make such statements as they may desire.
The affirmative vote of the holders of a majority of the shares voted on this matter will be required for ratification. The persons named as proxies in the accompanying proxy will vote in favor of ratification, unless a shareholder directs them differently by proxy. This matter is considered routine under the rules of the New York Stock Exchange. Consequently, if you hold your shares in street name, then unless otherwise instructed by you, brokerage firms, banks, and other nominees will have the discretionary authority to vote your shares on this matter. Abstentions will not be treated as votes cast on this matter and will have no effect on the outcome.
If our shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee, at its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal 2026.

Independent Registered Public Accounting Firm — Disclosure of Fees
As explained above, Deloitte served as our independent registered public accounting firm for the fiscal years ended December 27, 2025 and December 28, 2024. The following table sets forth the fees billed by Deloitte for those years, all of which were pre-approved by the Audit Committee pursuant to the pre-approval policy described below. No more than 50% of the hours expended on Deloitte’s engagement to audit our financial statements for fiscal 2025 were attributable to work performed by persons other than Deloitte’s full-time, permanent employees.

	2025	2024
Audit Fees(1)	$1,345,522	$1,381,114
Tax Fees (Time and Materials)(2)	$184,912	$321,814
All Other Fees(3)	$1,895	$1,895
Total	$1,532,329	$1,704,823

1.	Includes annual audit, quarterly reviews, and audit of internal controls.
2.	Includes tax compliance services and tax consulting and planning services.
3.	Includes license to financial accounting research database.
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Audit Committee Pre-Approval Policy
The Audit Committee has established a pre-approval policy and procedures for all services to be performed by our independent registered public accounting firm. The policy requires all services to be provided by our auditor to be pre-approved by the Audit Committee or, subject to certain conditions, a designated member of the Audit Committee. Notwithstanding the foregoing, the policy provides that this pre-approval requirement will not apply to the provision of certain de minimis non-audit services to be provided by our auditor, provided that certain conditions required by the SEC are met. All of the services provided by Deloitte and disclosed in the table above were pre-approved by the Audit Committee without relying on this de minimis exception. The policy also prohibits us from retaining Deloitte for services that are proscribed by rules of the SEC to be performed by the Company’s independent registered public accounting firm.
Audit Committee Report
On February 25, 2026, the Audit Committee submitted to the Board of Directors the following report:
The Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 27, 2025.
The Committee has discussed with our independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
The Committee has received from Deloitte the written disclosures and letter required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence.
Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 27, 2025.
Brian C. Walker, Chairman
Benjamin J. McLean
Mary Tuuk Kuras
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Approval, on Advisory (Non-Binding) Basis, of
Executive Compensation
Consistent with our Board’s recommendation, as approved by our shareholders, and as required under the Exchange Act, we allow our shareholders the opportunity to vote, on an advisory and annual basis, on the compensation paid to our Named Executives. To approve such compensation, a majority of the votes cast at the Annual Meeting must vote in favor of the compensation paid. Because your vote is advisory, it will not be binding on our Board or the Personnel and Compensation Committee. However, our Board and Personnel and Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
The Company has had a long-standing tradition of delivering results to its shareholders. Because the compensation of our executives has been closely linked to Company performance, our executive compensation programs have played a major role in our ability to drive strong financial results and attract and retain a highly experienced, successful team to manage the Company.
Our compensation programs are substantially tied to our key business objectives and financial performance. If the value we deliver to our shareholders declines, so does the compensation we pay to our executives. We closely monitor the compensation programs and pay levels of executives of companies of similar size and complexity, with the objective that our compensation programs are within a range of market practices and remain competitive.
We believe our executive compensation programs are effective and structured in a manner that (a) is consistent with our compensation philosophy and objectives (as described in our Compensation Discussion and Analysis below), (b) promotes our business objectives, and (c) supports our culture and traditions that have existed for 70 years.
The advisory vote on executive compensation was conducted at our Annual Meeting of Shareholders in 2025, based on the disclosure of our executive compensation in the proxy statement for that meeting. Over 96% of the votes cast in that advisory vote voted in favor of approving the compensation paid to our Named Executives. The Board considered the results of this vote as highly supportive of the Company’s compensation policies and programs.
For the reasons set forth above, our Board of Directors recommends that you vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosure, and related material disclosed in the Company’s proxy statement for its 2026 Annual Meeting of Shareholders, is hereby APPROVED.”
The persons named as proxies in the accompanying proxy will vote in favor of the resolution, unless a shareholder directs them differently by proxy. Abstentions and broker non-votes will not be treated as votes cast on this matter and will have no effect on the outcome. This matter is considered non-routine under the rules of the New York Stock Exchange. Consequently, if you hold your shares in street name, then unless otherwise instructed by you, brokerage firms, banks, and other nominees cannot vote your shares on this matter.

The Board of Directors recommends a vote “FOR” approval of the resolution set forth above approving the compensation paid to our Named Executives as described in the resolution.

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Securities Ownership of Management and Directors
The following table contains information with respect to ownership of our common stock by each director, each nominee for election as a director, each Named Executive in the tables under the caption “Executive Compensation” below, and all executive officers, directors, and director nominees as a group. The information in this table was furnished by our officers, directors, and nominees for election of directors, and represents our understanding of circumstances in existence as of February 27, 2026:

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENT OF CLASS
William D. Schwartz, Jr.	98,758(2)	*
Michael R. Cole	271,836(2)	*
Matthew J. Missad	473,800(2)	*
Patrick M. Benton	118,486(2)	*
Landon C. Tarvin	27,616(2)	*
Thomas W. Rhodes	84,505(3)	*
Michael G. Wooldridge	46,919(3)	*
Brian C. Walker	41,104(3)	*
Mary Tuuk Kuras	37,607(3)	*
Joan A. Budden	20,834(3)	*
Benjamin J. McLean	14,786(3)	*
Ronald K. Grubbs, Jr.(4)	—	*
All directors, executive officers, and the director nominee as a group (14 persons)	1,391,686(2)(3)	2.45%

* Less than one percent (1%).
1.	Except as otherwise indicated by footnote, each named person has sole voting and investment power with respect to the shares indicated.
2.
Includes shares subject to issuance under our deferred compensation plans for Messrs. Schwartz, Cole, Missad, Benton, and Tarvin in the amounts of 11,059 shares; 36,135 shares; 98,675 shares; 11,813 shares; and 3,281 shares, respectively.

3.
Includes shares held in our Director Plan for Mesdames Budden and Tuuk Kuras who hold 19,463 shares and 7,903 shares, respectively, and Messrs. Rhodes, Wooldridge, Walker, and McLean who hold 66,658 shares; 30,245 shares; 33,530 shares; and 14,120 shares, respectively.

4.	Mr. Grubbs is a nominee for election as a director.
UFP Industries  26  2026 Proxy Statement

Executive Compensation
Compensation Discussion and Analysis
Compensation Philosophy and Objectives
We believe our employees are our most important asset. Our executive compensation program has been designed to motivate, reward, attract and retain management personnel that we deem essential to promote our success. The program seeks to align executive compensation with Company objectives, business strategy and financial performance. In applying these principles, we seek to:
•	Create an environment that rewards performance for achievement of Company goals;
•	Attract and retain key executives critical to the long-term success of the Company; and
•	Align the interests of executives with the long-term interests of shareholders through stock ownership initiatives and requirements.
We believe the compensation of our executives should reflect the performance of the business units in which they are involved and for which they are responsible. We further believe the performance of our executives in managing the Company, considered in light of general economic and specific Company, industry and competitive conditions, should be the basis for determining their overall compensation.
What Our Compensation Program is Designed to Reward
Our compensation program is designed to reward overall financial performance as well as each person’s individual contribution to the Company. In measuring an individual’s contribution to the Company, the Personnel and Compensation Committee (the “Committee”) considers numerous factors, including the individual’s contribution to Company performance, individual performance relative to pre-established goals, and general economic conditions in the markets we serve.
Compensation Program Components - Emphasis on Incentive-Based Compensation
The Committee has responsibility for establishing, implementing and monitoring adherence to our compensation philosophy and established programs. The Committee seeks to ensure that the total compensation paid to our executives is fair, reasonable and competitive.
The principal components of our executive compensation consist of (a) base salary, (b) annual performance incentives, and (c) long-term incentive compensation (generally payable in the form of equity-based compensation awards).
It has been our practice to provide modest base salaries, relative to the market, and place a greater emphasis on performance-based compensation. We believe that this is consistent with motivating our management team to create shareholder value and with what our shareholders expect. If we perform well and create value for our shareholders, our management team is compensated well for those results. We measure financial performance by our return on investment (“ROI”) in the business (described below), a metric we believe correlates well with the creation of shareholder value.
For 2025, the Company achieved an overall ROI of 14.15% (our threshold ROI is 6.0% for the corporate incentive compensation pool and 8.5% for each segment pool). This resulted in meaningful incentive compensation awards. Our annual cash incentive compensation is limited to two times each executive’s prevailing base salary. Any amount earned in excess of this limitation is paid in the form of long-term equity-based compensation.
UFP Industries  27  2026 Proxy Statement

As explained in more detail below, any incentive compensation paid in the form of our shares is subject to future service conditions. Consequently, each executive must continue working for the Company for an additional service period to receive the balance of the incentive compensation earned in 2025 and paid as Long-Term Compensation (defined below). For 2025, the variable compensation earned by all of the Company’s Profit Centers (defined below) totaled approximately $81 million in annual cash incentive compensation and $12 million in long-term incentive compensation. The long-term incentive amount was paid in the form of (a) restricted stock grants that vest five years from the grant date and (b) stock performance units that vest and are payable three years from the date of grant, based upon Company performance.
Base Salaries. Base salaries are set for our executive officers at the Committee’s first meeting each year, generally at the end of January or the beginning of February. At this meeting, our Chief Executive Officer makes compensation recommendations to the Committee with respect to our executive officers, excluding his own compensation. The Committee may accept or adjust such recommendations. It makes the sole determination of the compensation for our Chief Executive Officer, subject to the approval of our Board.
The Committee considers a variety of objective and subjective factors in considering the establishment of base salaries. In addition, the Committee reviews and monitors the executive compensation programs and pay levels of executives among the Company’s peer group1. Based upon its review, the Committee concluded that our compensation program for executive officers is generally competitive and is effective in providing the requisite incentives and rewards to our leadership team.
For Fiscal 2026, the Committee approved the below salaries for our respective Named Executives:

NAMED EXECUTIVE	2026 EFFECTIVE DATE	NEW SALARY	% INCREASE
William D. Schwartz, Jr.	02/01/2026	$700,000	16.52%
Michael R. Cole	02/01/2026	$492,769	2.50%
Matthew J. Missad	02/01/2026	$500,750	0.00%
Patrick M. Benton	02/01/2026	$417,743	2.20%
Landon C. Tarvin	02/01/2026	$350,765	16.63%

As noted above, at our Annual Meeting of Shareholders in 2025, based on the disclosure of our executive compensation in the proxy statement for that meeting, over 96% of the votes cast on the proposal voted in favor of a resolution to approve the compensation paid to our Named Executives.
Chief Executive Officer. The Committee annually reviews, and recommends for Board approval, our Chief Executive Officer’s base salary. Factors considered by the Committee include comparable compensation data, assessment of past performance, and anticipated future contributions in leading the Company. Mr. Schwartz’s base salary for 2025 was below the mid-range of the salaries of comparable executives in our peer group1. The Committee has complete discretion in recommending the base salary for Mr. Schwartz, who does not have an employment agreement with the Company.
CEO Pay Ratio. For fiscal 2025, the ratio of the median of the annual total compensation of all of our active employees as of December 27, 2025, excluding our Chief Executive Officer ($52,451), to the annual total compensation of our Chief Executive Officer ($3,681,727) was 70:1. The compensation of our median employee was determined by: (1) calculating the annual total compensation of all of our active employees as of December 27, 2025 (the “Determination Date”); (2) ranking the annual total compensation of all employees (except our Chief Executive Officer) from lowest to highest (which comprised a total of 14,529 employees); and (3) selecting the employee who ranked as the median (7,265 on the list of 14,529). We included all of our full-time and part-time employees as of the Determination Date and annualized the total compensation for those full-time and part-time employees who were employed by us for less than one year as of the Determination Date. We applied applicable foreign exchange rates, relative to the U.S. dollar, for our non-U.S. employees. Total annual compensation for each employee, other than
1.
Our peer group companies are American Woodmark Corp.; Boise Cascade Co.; Builders FirstSource, Inc.; Gibraltar Industries Inc.; Greif Inc.; Louisiana-Pacific Corp.; Masco Corp.; Patrick Industries, Inc.; Simpson Manufacturing Company, Inc.; Sonoco Products Company; Trex Company, Inc.; and Smurfit Westrock plc.

UFP Industries  28  2026 Proxy Statement

the CEO, is based on our payroll records and includes each element of compensation listed in the Summary Compensation Table below, with the exception of (a) employer contributions to any 401(k) or similar qualified, defined contribution plan, and (b) shares granted not vested, both of which are excluded from the total annual compensation for each employee other than our CEO. For ease of administration, bonus dollars for all employees, except the CEO, reflect actual bonus compensation paid in 2025 but earned in 2024. However, as required for the Summary Compensation Table, the bonus dollars for the CEO reflect bonus dollars and associated stock grants earned in 2025 and paid in February 2026.
Annual Incentive Compensation. Our incentive compensation program provides for the contribution of a fixed percentage of pre-incentive compensation operating profit to each of a number of pools, based upon the pre-incentive compensation ROI of each plant, business unit and segment (each of which is referred to as a “Profit Center”), as well as a separate Corporate incentive compensation pool. Combined, these incentive compensation pools are the source of the Company’s aggregate incentive compensation awards.
ROI is determined based upon the Profit Center’s pre-incentive compensation operating profit, less income taxes, divided by the average investment of the Profit Center. Average investment is defined as the average of inventory, plus accounts receivable, plus net property, plant and equipment, plus intangibles, less accumulated amortization and less accounts payable.
At the beginning of each year, each Named Executive is allocated a fixed percentage of the incentive compensation pool of his or her respective Profit Center. The amount of an employee’s percentage of his or her pool is generally reflective of that person’s relative degree of responsibility for the operations and results of that Profit Center, as well as his or her performance and tenure with the Company. If the Profit Center generates profits which result in an incentive compensation pool, the participant receives the allocated percentage as incentive compensation. The dollar amount of that pool is based upon the Profit Center aggregate ROI. As ROI increases, a higher percentage of pre-incentive compensation operating profit is contributed to the pool.
For the Corporate Profit Center, the minimum contribution percentage of 4.7% of pre-incentive compensation operating profit occurs at the lowest level of ROI, which is 6.0%. The maximum contribution percentage of 7.5% occurs at a ROI of at least 22.0%. Following the achievement of ROI of 6.0%, and subject to the maximum contribution rate of 7.5%, for every 100 basis point improvement in ROI, the Company contributes an approximate additional 2.5 basis points of pre-incentive compensation operating profit to the Corporate Profit Center incentive compensation pool. Three of our Named Executives participated in the Corporate Profit Center incentive compensation pool in 2025. For our segment pools, the minimum contribution percentage of 1.8% of pre-incentive compensation operating profit occurs at the lowest level of ROI, which is 8.5%. The maximum contribution percentage of 2.2% occurs at an ROI of at least 22.0%. Subject to the maximum contribution percentage of 2.2%, for every 100 basis point improvement in ROI, the Company contributes approximately 0.35 basis points in pre-incentive compensation operating profit to each segment incentive compensation pool.
There are tiered performance thresholds for both the size of each incentive compensation pool as well as individual incentive compensation payments. Under this program, each performance pool was preliminarily allocated funds based upon the formula described in the preceding paragraph. Each pool is then subject to threshold amounts. For the Corporate Profit Center incentive compensation pool, the thresholds were $850 million (Tier 1) and $950 million (Tier 2). To the extent the pool exceeds Tier 1, 25% of the pool in excess of Tier 1 and below Tier 2 is deducted from the pool and effectively reallocated to shareholders; 50% of the pool in excess of Tier 2 is effectively reallocated to shareholders. The segment pools are subject to the same reallocations at $300 million (Tier 1) and $350 million (Tier 2).
In addition to the adjustments made to the incentive compensation pools, and subsequent to those adjustments, preliminary individual incentive compensation allocations for the leaders of each pool, as well as each other Named Executive, are subject to similar adjustments. For 2025, each Named Executive other than the CEO was subject to payment thresholds of $1 million (Tier 1) and $1.5 million (Tier 2). For preliminary bonus payments in excess of Tier 1, 25% of the amount between Tier 1 and Tier 2 was reallocated to other, non-Named Executive participants; 50% of the preliminary bonus payment above Tier 2 was similarly reallocated.
UFP Industries  29  2026 Proxy Statement

For 2025, we achieved an overall ROI of 14.15%. Following the adjustments described above, the total contribution to the Corporate Profit Center incentive compensation pool for fiscal 2025 was $29,992,439, which equaled 6.1 % of pre-incentive compensation operating profit. The performance bonuses for Messrs. Schwartz, Missad, and Cole were based upon the Company’s total ROI, and the performance bonuses for Messrs. Benton and Tarvin were based upon the ROI of their respective segments.
For 2025, Mr. Schwartz was eligible to receive an initial 10% allocation of the net Corporate Profit Center pool and was not subject to tiering. The initial allocation to each of the other Named Executives was subject to the adjustments described above. Following the application of those adjustments, not more than 2.0 times an executive’s base salary may be paid in the form of annual cash incentive compensation. As a result, Mr. Schwartz received cash incentive compensation of $1,400,000 for 2025, which was 4.67% of the Corporate Profit Center incentive compensation pool. Mr. Schwartz’s total allocation of the 2025 Corporate Profit Center incentive compensation pool was 10.0%.
The amount of incentive compensation earned by an employee in excess of the annual cash incentive compensation limitation is paid in the form of equity-based compensation awards under our Long-Term Stock Incentive Plan (“Long-Term Compensation”). Ninety percent (90%) of the equity awards granted to the Named Executives in 2026, based upon 2025 performance, were paid in the form of shares of restricted Company common stock that cliff vest on the fifth anniversary of the award date. The balance of the awards was issued in the form of performance units. The number of shares that may be issued for each performance unit is determined at the end of the three-year performance period, based upon the Company’s actual, cumulative pre-incentive compensation operating profit relative to the budgeted amount of cumulative, pre-incentive compensation operating profit for that three-year period (“Budget PBOP”). The Budget PBOP is determined as of the beginning of each three-year performance period. The actual number of shares issuable is based upon the product of (1) the number of target shares that are subject to the award, and (2) the earnout percentage, based upon the following:

ACTUAL COMPANY PBOP RELATIVE TO TARGET PBOP	EARNOUT PERCENTAGE
- At least 150% of Budget PBOP	200%
- Less than 150% of Budget PBOP but at least 100% of Budget PBOP	100%
- Less than 100% of Budget PBOP but at least 50% of Budget PBOP	Percent of Budget PBOP Achieved
- Less than 50% of Budget PBOP	0%

In addition, no shares are issuable under our performance unit award agreements unless the Company achieves the targeted pre-incentive compensation return on investment (“PBROI”) during the three-year performance period. For awards granted in 2025, the target level PBROI was 12.0%.
The three-year performance period for performance units granted in 2023 ended on December 27, 2025. The PBROI for that period exceeded the target of 12.0%. The Company’s actual PBOP for that three-year performance period was 64.93% of budget, resulting in Messrs. Missad, Cole, and Benton (the Named Executives awarded performance units in 2023) receiving 5,734; 2,188; and 1,860 shares of common stock, respectively.
UFP Industries  30  2026 Proxy Statement

The following table discloses and explains the determination of incentive compensation earned by the Named Executives for 2025.

NAMED EXECUTIVE	ACTUAL ROI(1)	PERCENT OF PBOP CONTRIBUTED TO THE CORPORATE PROFIT CENTER INCENTIVE COMPENSATION POOL	ADJUSTED ALLOCATION OF PARTICIPATION IN THE CORPORATE PROFIT CENTER INCENTIVE COMPENSATION POOL	ANNUAL CASH INCENTIVE PAID(2)	LONG-TERM INCENTIVE COMPENSATION(2)
William D. Schwartz, Jr.	14.15%	6.10%	10.0%	$1,400,000	$1,599,154
Michael R. Cole	14.15%	6.10%	6.45%	$985,538	$949,160
Matthew J. Missad	14.15%	6.10%	5.30%	$1,001,500	$588,198
Patrick M. Benton	23.15%	2.20%(3)	43.96%(3)	$835,486	$613,823
Landon C. Tarvin	17.29%	2.00%(3)	41.78%(3)	$701,530	$726,640

1.	The Committee periodically establishes ROI threshold achievement levels for each Profit Center, which may vary among the different Profit Centers.
2.	For 2025, the incentive compensation for Messrs. Schwartz, Cole, Missad, Benton, and Tarvin equaled $2,999,154, $1,934,698, $1,589,698, $1,449,309, and $1,428,170, respectively.
3.
For 2025, Messrs. Benton and Tarvin did not participate in the Corporate Profit Center incentive compensation pool. Rather, the incentive compensation for each of them was based upon the ROI of their respective Segments/Profit Centers.

Long-Term Stock Incentive Plan. We provide long-term incentive compensation to our executive officers and key employees through grants of restricted shares, conditional stock grants, and other equity-based awards under the terms of our Long-Term Stock Incentive Plan (the “LTSIP”). The Committee has complete discretion in determining eligibility for participation and the type and number of shares subject to awards made under the LTSIP, except for those awarded to our CEO, which are determined by the Board.
Based upon the formula described above, our Named Executives received restricted stock awards and performance units in the following amounts for 2025 performance under our long-term incentive compensation program:

	WILLIAM D. SCHWARTZ, Jr.	MICHAEL R. COLE	MATTHEW J. MISSAD	PATRICK M. BENTON	LANDON C. TARVIN.
Shares subject to five-year cliff vesting	13,018	7,727	4,788	4,997	5,915
Performance Units	1,446	858	532	555	657

Minimum Stock Ownership Requirements. We encourage and promote ownership of Company stock by our employees and directors. We have a Minimum Stock Ownership Policy that sets requirements for ownership of our common stock by our officers and other key employees. The minimum requirement for each officer is $200,000 worth of common stock. Our Corporate Governance Principles require each director to own a minimum of 7,500 shares of common stock within two years after initial election to the Board.
Deferred Compensation Plan. We maintain a Deferred Compensation Plan (“DCP”) which allows key employees to defer a portion of their salary and/or cash incentive compensation. Our Named Executives may not defer more than $15,000 of salary or more than $100,000 of incentive compensation per year. Participants in the DCP may elect to invest the deferred amounts in certain investment alternatives, including our common stock. Also, under the DCP, if a key employee’s ownership of our common stock is below certain targeted thresholds, the amount of the deferral must be used to invest in shares of our common stock. All amounts deferred to the DCP that are invested in our common stock are invested at a price per share representing a 15% discount to the prevailing market price of our stock. In general, each employee receives a payout of his or her DCP account one year from the date he or she terminates employment with the Company, unless termination of employment is due to retirement, death or change in control, in which case the employee or his or her beneficiary may receive the distribution earlier, subject to DCP provisions. An employee’s participation in the DCP will terminate if the employee fails to make a deferral election under the DCP for two consecutive years, beginning on or after the plan year commencing January 1, 2024.
UFP Industries  31  2026 Proxy Statement

Executive Stock Match Program. The Company maintains an Executive Stock Match Program (the “ESMP”) pursuant to which we grant restricted shares of our common stock to eligible employees who invest in shares of the Company’s common stock under the DCP. Under the ESMP, approximately $0.35 worth of Company stock is awarded for each $1.00 deferred and invested in Company stock under the DCP (the “Match Shares”). The Match Shares vest in full on the fifth anniversary of the grant date, subject to certain acceleration events.
Employee Stock Purchase Plan. We have a shareholder-approved Employee Stock Purchase Plan (the “ESPP”) which allows our employees to make payroll deductions or lump sum contributions, or both, for the purchase of our common stock. Shares of our common stock are purchased with the money in the employee’s account on the last trading day of the quarter, at a 15% discount from the then prevailing market price of our common stock. All eligible employees with at least one year of service may participate in the ESPP. Under the ESPP, an employee may not acquire more than $25,000 of our common stock in any one plan year, based upon the fair market value of our stock as of the date of purchase.
Executive Retirement Plan. Under our Executive Retirement Plan (the “ERP”), selected officers with 20 or more years of Company service and at least 10 years of service as an officer are entitled to certain retirement benefits. The ERP provides for a retirement benefit at age 62 or later of 150% of base salary (based upon the executive’s highest annual base salary during the 3-year period preceding retirement), and is payable over three years after retirement, death, or disability. The retirement benefit is reduced if the participant’s death, disability, or retirement occurs prior to age 62 but after age 55, which is the minimum age necessary to receive any benefit pursuant to the ERP (other than following a change of control of the Company). None of the foregoing age or service requirements applies if an ERP participant dies, becomes disabled, or retires following a change of control of the Company, in which case the retirement benefit is 150% of base salary based upon the executive’s highest annual base salary during the 3-year period preceding death, disability, or retirement. In each case, payment of the retirement benefit is contingent on the executive signing a release of claims and non-compete in favor of the Company. Our Chief Executive Officer and Executive Chairman currently do not participate in the ERP.
Clawback Policy. Our Board has adopted a Clawback Policy that requires the Company to recoup or otherwise recover certain incentive compensation paid to the Company’s executive officers in the event of a restatement of the Company’s financial statements, as described in the policy. The policy authorizes recovery of all equity-based compensation, including time-vesting awards, in situations where an executive officer’s improper conduct has resulted in, or could reasonably be expected to result in, a significant adverse effect on the Company. The Clawback Policy also permits our Board, in its discretion, to recoup certain incentive compensation paid to an executive officer who has engaged in certain improper misconduct, as described in the policy.
Say on Pay Results and Shareholder Engagement. Historically, our shareholders have expressed meaningful support of the Company’s executive compensation practices and programs. As noted above, we have favored a practice of providing modest base salaries, relative to our peers and the market, in return for a greater emphasis on performance-based compensation. Our financial performance over the past several years indicates that this practice has yielded significant benefits for our shareholders (from 2023 through 2025, the Company’s share price has increased 17% and its compound annual growth rate over that three-year period has been 5%). As noted above, at our Annual Meeting of Shareholders in 2025, based on the disclosure of our executive compensation in the proxy statement for that meeting, over 96% of the votes cast in the advisory shareholder say-on-pay vote voted in favor of approving the compensation paid to our Named Executives.
UFP Industries  32  2026 Proxy Statement

Personnel and Compensation Committee Report
The primary purpose of the Personnel and Compensation Committee (the “Committee”) is to assist the Board in discharging its responsibilities related to the compensation of the Company’s executives. The Committee’s responsibilities are more fully described in its Charter, which is available on our website at www.ufpi.com under the tabs “Investor Relations → Governance.”
The Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Effective as of March 4, 2026, based upon that review and those discussions, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Thomas W. Rhodes, Chairman
Joan A. Budden
Brian C. Walker
Michael G. Wooldridge
UFP Industries  33  2026 Proxy Statement

Summary Compensation Table
The following table includes information regarding the compensation for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for each of our last three fiscal years (the “Named Executives”).

NAME AND PRINCIPAL POSITION	YEAR	SALARY(1)	STOCK AWARDS(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION(1)(3)	ALL OTHER COMPENSATION(4)	TOTAL
William D. Schwartz, Jr. Chief Executive Officer	2025	$600,750	$1,633,995	$1,400,000	$81,823	$3,716,568
	2024	$384,583	$770,264	$1,201,500	$35,505	$2,391,652
	2023	$318,814	$1,153,731	$780,000	$22,056	$2,274,601
Michael R. Cole, Chief Financial Officer	2025	$480,750	$968,932	$985,538	$26,177	$2,461,397
	2024	$478,750	$1,425,683	$961,500	$22,792	$2,888,725
	2023	$463,376	$2,838,099	$960,000	$24,853	$4,286,328
Matthew J. Missad Executive Chairman	2025	$500,750	$625,486	$1,001,500	$24,648	$2,152,384
	2024	$871,154	$3,282,580	$1,743,746	$51,517	$5,948,997
	2023	$859,992	$5,795,703	$1,743,746	$55,094	$8,454,535
Patrick M. Benton, President, UFP Construction, LLC	2025	$408,750	$633,024	$835,486	$19,692	$1,896,952
	2024	$407,333	$981,166	$817,500	$20,637	$2,226,636
	2023	$391,962	$1,530,808	$816,000	$26,166	$2,764,936
Landon C. Tarvin President, UFP Retail, LLC(5)	2025	$300,750	$745,785	$701,530	$24,238	$1,772,303

1.
Includes amounts deferred by the Named Executives under our Profit Sharing and 401(k) Plan and DCP. The 2025 amounts include deferrals under the DCP in the amount of $115,000 for Mr. Missad, $55,000 for Messrs. Cole, Schwartz, and Benton, and $40,000 for Mr. Tarvin. The 2024 amounts include deferrals under the DCP in the amount of $100,000 for Mr. Missad, $55,000 for Messrs. Cole and Schwartz, and $70,000 for Mr. Benton. The 2023 amounts include deferrals under the DCP in the amount of $115,000 for Mr. Missad, $55,000 for Messrs. Cole and Schwartz, and $70,000 for Mr. Benton.

2.
The amount set forth in this column represents the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation.” The assumptions used in calculating these amounts are based on a vesting period of either three, five or eight years.

3.	Represents annual cash bonus payments under incentive compensation plans tied to our operating profit and ROI, which cover substantially all salaried employees.
4.
The amounts in this column include Company contributions to our Profit Sharing and 401(k) Plan for 2025 in the amount of $5,250 for Messrs. Missad, Schwartz, Cole, and Tarvin, and $3,519 for Mr. Benton. Subject to certain requirements, including age and service requirements, all employees are eligible to participate in our Profit Sharing and 401(k) Plan.

Also included in this column is personal use of corporate aircraft for 2025 in the amount of $3,169 for Mr. Missad and $58,955 for Mr. Schwartz. We permit limited personal use of corporate aircraft by our Named Executives, which requires approval by our Chief Executive Officer. We calculate the incremental cost to the Company for personal use of our aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs and maintenance; landing, parking and hangar fees; supplies; and other variable costs. Since our aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the purchase or leasing costs of our aircraft, and the cost of maintenance not related to specific trips.
The amount in this column also includes the following fringe benefits, none of which exceeded the greater of $25,000 or 10% of the Named Executive’s aggregate fringe benefits: use of Company-owned property; a convenience allowance; and taxes paid on behalf of the Named Executive.
5.	Mr. Tarvin first became a Named Executive in 2025.
UFP Industries  34  2026 Proxy Statement

Narrative Disclosure of Perquisites and Benefits
We provide benefit programs to executive officers and other employees. The following table generally identifies such benefit programs and those employees who may be eligible to participate:

BENEFIT PLAN	OFFICERS	CERTAIN MANAGERS	FULL-TIME EXEMPT EMPLOYEES	FULL-TIME NON-EXEMPT EMPLOYEES
401(k) Plan	√	√	√	√
Medical/Dental/Vision Plans	√	√	√	√
Life and Disability Insurance	√	√	√	√
Employee Stock Purchase Plan	√	√	√	√
ROI Bonus Plan	√	√	√	Not Offered
Hourly ROI Bonus	Not Offered	Not Offered	Not Offered	√
Equity Incentive Plans	√	√	√	Not Offered
Change in Control and Severance Plan	√	√	Not Offered	Not Offered
Deferred Compensation Plan	√	√	Not Offered	Not Offered
Executive Retirement Plan	√	Not Offered	Not Offered	Not Offered
Holiday Gifts Not Exceeding $1,500	√	√	√	√

We believe perquisites for executive officers should be limited in scope and value. As a result, we have historically provided nominal perquisites. The following table generally illustrates the perquisites we do and do not provide and identifies those employees who may be eligible to receive them.

TYPE OF PERQUISITES	OFFICERS	CERTAIN MANAGERS	FULL-TIME EMPLOYEES
Employee Discount	√	√	√
Convenience Allowance(1)	√	Not Offered	Not Offered
Automobile Allowance(2)	Not Offered(2)	Not Offered(2)	Not Offered(2)
Personal Use of Company Aircraft	Only with CEO Approval	Only with CEO Approval	Not Offered

1.	We provide our officers with a limited taxable convenience allowance which they may use for household management, health and wellbeing, and similar expenses.
2.
The Company does not offer any automobile allowance but does reimburse employees in accordance with the Internal Revenue Code, for expenses incurred in connection with the utilization of their personal vehicles for business travel.

UFP Industries  35  2026 Proxy Statement

Grants of Plan-Based Awards
The following table reflects the grant of plan-based awards made in fiscal 2025 to the Named Executives:

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)		ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK(3) (#)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)
NAME	GRANT DATE	THRESHOLD ($)	MAXIMUM(4)	THRESHOLD (#)	Target (#)	MAXIMUM (#)
William D. Schwartz, Jr.		—	$1,400,000	—	—	—	—	—
	02/19/26	—	—	723	1,446	2,892	—	$159,855
	02/19/26	—	—	—	—	—	13,018	$1,439,140
	02/26/26						317(5)	$35,000
Michael R. Cole		—	$985,538	—	—	—	—
	02/19/26	—	—	429	858	1,716		$94,852
	02/19/26	—	—	—	—	—	7,727	$854,220
	02/26/26						180(5)	$19,860
Matthew J. Missad		—	$1,001,500	—	—	—	—
	02/19/26	—	—	266	532	1,064	—	$58,813
	02/19/26	—	—	—	—	—	4,788	$529,313
	02/26/26						338(5)	$37,360
Patrick M. Benton		—	$835,485	—	—	—	—	—
	02/19/26	—	—	277	555	1,110	—	$61,355
	02/19/26	—	—	—	—	—	4,997	$552,418
	02/26/26						174(5)	$19,250
Landon C. Tarvin		—	$701,529	—	—	—	—	—
	02/19/26	—	—	328	657	1,314	—	$72,631
	02/19/26	—	—	—	—	—	5,915	$653,903
	02/26/26						174(5)	$19,250

1.
Amounts earned under our annual incentive program are required to be paid within 75 days after our fiscal year-end and are subject to the maximum payment amount described in footnote (4). For details regarding how awards are determined under the Plan, see the Compensation Discussion and Analysis section of this proxy statement.

2.
The amounts in these three columns reflect the grant of performance units pursuant to our Long-Term Stock Incentive Plan. The performance units represent shares of the Company’s common stock and are issuable to participants at the end of the 3-year performance period beginning on the first day of the fiscal year that the performance units are granted. As explained in the Compensation Discussion and Analysis section above, performance is based upon the Company’s actual, cumulative pre-incentive compensation operating profit relative to the budgeted amount of cumulative, pre-incentive compensation operating profit for that 3-year period. The total number of shares that may finally issue may vary from zero to 200% of the target amount, depending upon the Company’s performance.

3.
Reflects the grant of shares of restricted Company common stock. As described in the Compensation Discussion and Analysis section above, the amount of incentive compensation earned in excess of the limit referenced in footnote (4) is payable in the form of performance units described in footnote (2) and in shares of restricted Company stock that cliff vest in five years, subject to accelerated vesting upon death, disability or a change in control. The grant date fair value of the awards is included in the Stock Awards column in the Summary Compensation Table.

4.	Represents 2.0 times each Named Executive’s base salary as of the date of the grant, which is the maximum amount payable under our annual incentive program.
5.	Represents the grant of shares under our Executive Stock Match Program.
UFP Industries  36  2026 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning equity awards held by the Named Executives as of December 27, 2025:

			STOCK AWARDS
NAME	GRANT DATE	VESTING DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (2)	NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (3)	MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (3)
William D. Schwartz, Jr.	02/27/25	02/27/30	432	$40,074
	02/24/25	02/24/30	6,106	$566,820
	02/24/25	02/24/28			678	$62,939
	02/29/24	02/28/29	431	$39,969
	02/27/24	02/27/29	8,779	$814,955
	02/27/24	02/27/27			975	$90,509
	03/02/23	03/02/28	567	$52,614
	02/27/23	02/27/28	13,089	$1,215,052
	02/24/22	02/24/27	582	$54,055
	02/17/22	02/17/27	17,571	$1,631,116
	02/25/21	02/25/26	834	$77,418
Michael R. Cole	02/27/25	07/19/26	421	$39,115
	02/24/25	02/24/30	11,646	$1,081,098
	02/24/25	02/24/28			1,294	$120,122
	02/29/24	07/19/26	452	$41,963
	02/27/24	02/27/29	22,118	$2,053,214
	02/27/24	02/27/27			2,457	$228,083
	03/02/23	07/19/26	581	$53,947
	02/27/23	02/27/28	30,335	$2,815,998
	02/27/23	02/27/26			3,370	$312,837
	05/02/22	02/17/30	10,790	$1,001,636
	02/24/22	07/19/26	605	$56,141
	02/17/22	02/17/27	29,678	$2,755,009
	02/25/21	02/25/26	881	$81,746
Matthew J. Missad	02/24/25	02/24/30	26,984	$2,504,925
	02/24/25	02/24/28			2,998	$278,304
	02/27/24	02/27/29	45,235	$4,199,165
	02/27/24	02/27/27			5,026	$466,564
	02/27/23	02/27/28	79,480	$7,378,128
	02/27/23	02/27/26			8,831	$819,782
	02/17/22	02/17/27	80,730	$7,494,166

UFP Industries  37  2026 Proxy Statement

			STOCK AWARDS
NAME	GRANT DATE	VESTING DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (2)	NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (3)	MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (3)
Patrick M. Benton	02/27/25	02/27/30	421	$39,115
	02/24/25	02/24/30	7,895	$732,893
	02/24/25	02/24/28			877	$81,412
	02/29/24	02/28/29	452	$41,963
	02/27/24	02/27/29	11,751	$1,090,845
	02/27/24	02/27/27			1,305	$121,143
	03/02/23	03/02/28	567	$52,614
	02/27/23	02/27/28	25,795	$2,394,550
	02/27/23	02/27/26			2,866	$266,051
	05/02/22	02/17/30	8,603	$798,616
	02/24/22	02/24/27	582	$54,055
	02/17/22	02/17/27	27,536	$2,556,167
	02/25/21	02/25/26	834	$77,418
Landon C. Tarvin	02/27/25	02/27/30	314	$29,145
	02/24/25	02/24/30	4,370	$405,667
	02/29/24	02/28/29	313	$29,068
	02/27/24	02/27/29	4,837	$449,019
	03/02/23	03/02/28	412	$38,265
	02/27/23	02/27/28	3,362	$312,094
	02/24/22	02/24/27	423	$39,313
	02/17/22	02/17/27	2,284	$212,024
	02/25/21	02/25/26	303	$28,152

1.
Represents shares of restricted stock granted to each Named Executive. The shares are subject to risks of forfeiture until they vest in full. Subject to accelerated vesting for death, disability or a change in control of the Company, the shares vest in full on either the third, fifth or eighth anniversary of the grant date.

2.	The market value of the shares in these columns is based upon the closing price of our common stock on December 27, 2025 ($92.83).
3.
The number of shares that may be issued under performance unit award agreements granted in each of the prior two years depends upon the Company’s actual pre-incentive compensation operating profit relative to the targeted pre-incentive compensation operating profit for the 3-year performance period. The number of the awards reflects the target level of performance units granted, and the value of the awards is based upon the closing price of our common stock on December 27, 2025, which was $92.83.

UFP Industries  38  2026 Proxy Statement

Option Exercises and Stock Vested
The following table provides information on the number and value of options exercised and stock grants vested in 2025 by the Named Executives:

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED ON VESTING(1)
William D. Schwartz, Jr.	0	0	8,122	$890,161
Michael R. Cole	0	0	19,032	$2,087,264
Matthew J. Missad	0	0	51,347	$5,639,938
Patrick M. Benton	0	0	24,484	$2,686,790
Landon C. Tarvin	0	0	331	$35,285

1.	Value based upon the closing market price of the Company’s common stock on the vesting date.
We have not granted any options in several years and therefore do not currently have any policy regarding the timing of option grants in relation to our disclosure of material nonpublic information.
Non-Qualified Deferred Compensation
The following table provides certain information relating to each deferred compensation plan that provides for the deferral of compensation on a basis that is not tax qualified. The aggregate amounts are based on employee deferrals and earnings on these deferrals.

NAMES	EXECUTIVE CONTRIBUTIONS IN 2025(1)	COMPANY CONTRIBUTIONS IN 2025(2)	AGGREGATE EARNINGS IN 2025(3)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS IN 2025	AGGREGATE BALANCE AT DECEMBER 31, 2025
William D. Schwartz, Jr.	$55,000	$9,706	($201,238)	($55,000)	$910,096
Michael R. Cole	$55,000	$9,706	($713,109)	($40,000)	$3,250,226
Matthew J. Missad	$115,000	$20,294	($1,940,249)	$0	$8,950,289
Patrick M. Benton	$55,000	$9,706	($225,916)	($55,000)	$1,022,357
Landon C. Tarvin	$40,000	$7,059	($54,419)	($40,000)	$243,441

1.
Each of the amounts reported in this column is also reported as non-equity incentive plan compensation or salary in the Summary Compensation Table. The amounts shown include deferrals under our DCP from the annual bonus earned for 2025 for Mr. Schwartz of $55,000, for Mr. Benton of $55,000, and for Mr. Tarvin of $40,000; from the annual bonus earned for 2025 and monthly salary for 2025 for Mr. Cole of $40,000 and $15,000, respectively, and for Mr. Missad of $100,000 and $15,000, respectively.

2.
The amounts reflect the value of shares of our common stock contributed by the Company under our DCP, based upon the issuance of shares in an amount equal to 15% of the fiscal 2025 salary and/or bonus deferrals.

3.
Amounts shown are credited to the Named Executive’s deferred compensation account(s). The amounts reflect the earnings on various investments in the account(s), including investments in our common stock.

Our Deferred Compensation Plan allows key employees to defer a portion of their incentive compensation and base salary. The maximum amount a Named Executive can defer is $100,000 from incentive compensation and $15,000 from base salary, per year. As described in the Compensation Discussion and Analysis, amounts deferred must be invested in our common stock until certain ownership requirements are met. Payouts occur as provided at the time of employee deferral, or if not specified by the employee, upon separation from employment.
UFP Industries  39  2026 Proxy Statement

Other Post-Employment Compensation
Severance Agreements
Under our Executive Retirement Plan, officers with 20 or more years of service with the Company and at least 10 years of service as an officer are entitled to certain retirement benefits. This plan provides for a retirement benefit at age 62 or later of 150% of base salary (based upon the executive’s highest annual base salary during the 3-year period preceding retirement) and is payable over 3 years after retirement, death or disability. Our Chief Executive Officer and Executive Chairman currently do not participate in this plan.
UFP Industries  40  2026 Proxy Statement

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control
The following table quantifies the incremental amounts that would have been vested and become payable on December 27, 2025, to each Named Executive in the event of death, permanent disability, retirement or change in control. In the event of a change in control, payments to our CEO and other officers are conditioned upon both the change in control and his or her actual or constructive termination of employment in connection with the change in control (commonly referred to as a double trigger change in control benefit).

	BENEFIT	DEATH	DISABILITY	RETIREMENT(1)	CHANGE IN CONTROL(2)
William D. Schwartz, Jr.	Cash Severance(3)	$414,273	$414,273	$414,273	$1,802,250
	Equity:(4)
	- Restricted Stock	$4,227,942	$4,227,942	$4,227,942	$4,227,942
	Health and Welfare	$60,000	$60,000	$60,000	$60,000
	TOTAL:	$4,702,215	$4,702,215	$4,702,215	$6,090,192

Michael R. Cole	Cash Severance(3)	$682,024	$682,024	$682,024	$961,500
	Equity:(4)
	- Restricted Stock	$9,706,955	$9,706,955	$9,706,955	$9,706,955
	Health and Welfare	$36,000	$36,000	$36,000	$36,000
	TOTAL:	$10,424,979	$10,424,979	$10,424,979	$10,704,455

Matthew J. Missad	Cash Severance(3)	$5,000,000	$5,000,000	$5,000,000	$0
	Equity:(4)
	- Restricted Stock	$21,576,384	$21,576,384	$21,576,384	$21,576,384
	Health and Welfare	$60,000	$60,000	$60,000	$60,000
	TOTAL:	$26,636,384	$26,636,384	$26,636,384	$21,636,384

Patrick M. Benton	Cash Severance(3)	$530,359	$530,359	$530,359	$817,500
	Equity:(4)
	- Restricted Stock	$7,573,071	$7,573,071	$7,573,071	$7,573,071
	Health and Welfare	$36,000	$36,000	$36,000	$36,000
	TOTAL:	$8,139,430	$8,139,430	$8,139,430	$8,426,571

Landon C. Tarvin	Cash Severance(3)	$231,813	$231,813	$231,813	$601,500
	Equity:(4)
	- Restricted Stock	$1,378,804	$1,378,804	$1,378,804	$1,378,804
	Health and Welfare	$36,000	$36,000	$36,000	$36,000
	TOTAL:	$1,646,617	$1,646,617	$1,646,617	$2,016,304

1.	Accounts of the Named Executives in deferred compensation plans and 401(k) plans are not included.
2.
In the event of a change in control and his actual or constructive termination of employment, under severance guidelines adopted by our Board, Mr. Schwartz would receive three years of salary, while Messrs. Cole, Benton, and Tarvin would each receive two years of salary.

3.
None of our Named Executives has an employment agreement with the Company. In lieu of severance, our Board has approved an executive retirement plan (“ERP”) for officers who have been employed by the Company for at least 20 years and have been officers for at least 10 years. Upon death, permanent disability, or other separation of service at age 62 or later, qualifying employees are entitled to receive 3 annual cash payments, with each payment equal to one-half of the highest annual base salary during the 3-year period preceding separation. If death, permanent disability, or separation of service occurs prior to age 62, the ERP benefits are discounted based upon the difference between the qualifying employee’s actual age and age 62. Benefits under the ERP are forfeited if the Named Executive competes with the Company while employed by the Company or any time while benefits are due. Each of the Named Executives has met the service requirements of the ERP. In addition to the benefits provided under the ERP, the Named Executives are eligible for a stipend for health care. Our Chief Executive Officer and Executive Chairman currently do not participate in the ERP.

4.	Stock awards that have already vested are not included in the table.
UFP Industries  41  2026 Proxy Statement

Pay versus Performance
As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain Company financial performance metrics. For further information concerning our pay-for-performance philosophy and how we align executive compensation with Company financial performance, refer to the Compensation Discussion and Analysis in this proxy statement.
The following table provides information showing the relationship during 2025, 2024, 2023, 2022, and 2021 between (1) executive “compensation actually paid” (as defined by SEC rule) to (a) each person serving as our CEO and (b) our non-CEO named executive officers (also referred to as other NEOs below), on an average basis, and (2) the Company’s financial performance. The Company’s selected performance measure is Pre-Bonus Operating Profit (PBOP), as reflected in the chart below. Information presented in this section will not be deemed to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, except as we may specifically do so.

YEAR	SUMMARY COMPENSATION TABLE TOTAL FOR CEO(1)	COMPENSATION ACTUALLY PAID TO CEO(1)	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-CEO NAMED EXECUTIVE OFFICERS(2)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-CEO NAMED EXECUTIVE OFFICERS(2)	VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:(3)		NET INCOME (IN MILLIONS)(5)	COMPANY SELECTED PERFORMANCE MEASURE(PBOP)(6) (IN MILLIONS)
					COMPANY TSR	PEER GROUP TSR(4)
2025(7)	$3,716,568	$1,971,028	$2,070,759	$353,487	$174	$130	$296	$522
2024(7)	$5,948,997	$5,413,544	$2,275,266	$2,071,169	$207	$162	$419	$646
2023(7)	$8,454,535	$25,887,887	$2,972,776	$8,562,233	$230	$156	$514	$824
2022(7)	$10,299,274	$8,172,530	$4,761,045	$4,448,741	$143	$95	$693	$1,189
2021(7)	$9,757,808	$16,098,142	$4,728,970	$7,399,581	$157	$130	$536	$893

1.	William Schwartz served as our CEO for 2025, and Matthew Missad served as our CEO for 2024, 2023, 2022, and 2021.
2.	The NEOs included in this calculation for each year are:
2025 – Patrick Benton, Michael Cole, Matthew Missad, and Landon Tarvin
2024 – Patrick Benton, Michael Cole, William Schwartz, and Scott Worthington
2023 – Patrick Benton, Michael Cole, William Schwartz, and Scott Worthington
2022 – Patrick Benton, Michael Cole, Patrick Webster, and Scott Worthington
2021 – Patrick Benton, Michael Cole, Patrick Webster, and Scott Worthington
3.	This comparison assumes $100 was invested on December 26, 2020 in our common stock and in an index of our peers.
4.
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization as of December 26, 2020. The peer group used for this purpose is our self-determined industry peer group as disclosed in our annual report. This peer group is as follows: American Woodmark Corporation, Louisiana-Pacific Corporation, Masco Corporation, Boise Cascade Company, Patrick Industries, Inc., Builders FirstSource, Inc., Simpson Manufacturing Company, Inc., Sonoco Products Company, Gibraltar Industries, Inc., Trex Company, Inc., Greif, Inc., and Smurfit WestRock plc (as successor of WestRock Company pursuant to a 2024 merger transaction; all peer group data for years other than 2024 and 2025 include WestRock Company).

5.	The dollar amounts reported represent the net income reflected in the Company’s audited consolidated financial statements for the applicable year.
6.
PBOP represents pre-incentive compensation operating profit based on the pre-incentive compensation ROI of each plant, region/business unit, and segment. ROI is determined based upon the Profit Center’s pre-incentive compensation operating profit, less income taxes, divided by the average investment of the Profit Center. Average investment is defined as the average of inventory, plus accounts receivable, plus net property, plant and equipment, plus intangibles, less accumulated amortization and less accounts payable.

7.
The table below sets forth each of the amounts required by SEC rule to be deducted from and added to the amount of total compensation as reflected in the Summary Compensation Table, to calculate Compensation Actually Paid. Because the PSUs are earned based on specified performance-criteria, in computing these amounts with respect to PSUs, total fair value (FV) as of year-end is based on the expected payout of the PSUs using data through year-end. There were no other assumptions made in the valuation of equity awards that differ materially from those disclosed as of the grant date of such equity awards.

UFP Industries  42  2026 Proxy Statement

	2025		2024		2023		2022		2021
	CEO	OTHER NEOs AVERAGE	CEO	OTHER NEOs AVERAGE	CEO	OTHER NEOs AVERAGE	CEO	OTHER NEOs AVERAGE	CEO	OTHER NEOs AVERAGE
Total Compensation for covered fiscal year (FY) from Summary Compensation Table (SCT)	$3,716,568	$2,070,759	$5,948,997	$2,275,266	$8,454,535	$2,972,776	$10,299,274	$4,761,045	$9,757,808	$4,728,970
DEDUCT: grant date fair value (GDFV) of equity awards reported in SCT	$1,633,995	$743,307	$3,282,580	$880,901	$5,795,703	$1,713,776	$7,697,308	$3,477,611	$7,244,629	$3,579,830
ADD: FV as of FY-end of equity awards granted during the year that are outstanding and unvested as of FY-end	$669,833	$1,327,949	$5,639,787	$1,695,789	$11,087,446	$3,272,452	$7,108,725	$3,860,576	$6,491,406	$2,900,557
ADD: change as of end of FY in FV of awards granted in any prior year that are outstanding and unvested as of FY-end	($826,190)	($1,997,463)	($3,049,311)	($1,040,231)	$11,526,107	$3,861,284	($1,647,461)	($725,974)	$5,254,494	$2,603,131
ADD: change as of the vesting date (from end of prior FY) in FV for any equity awards granted in any prior year that vested at the end of or during FY	($21,265)	($57,627)	($306,750)	($97,757)	$153,440	$53,592	($256,368)	($127,302)	$1,546,200	$638,919
ADD: FV as of the vesting date for awards that are granted and vest in the same FY	$—	$21,250	$95,325	$—	$91,081	$—	$89,500	$22,375	$135,718	$33,930
ADD: Dividends or other earnings paid on stock or option awards in the covered FY prior to the vesting date that are not otherwise included in the total compensation for the covered FY	$66,077	$161,859	$368,075	$119,002	$370,981	$115,905	$276,168	$135,631	$157,145	$73,904
DEDUCT: FV at the end of the prior FY for awards granted in any prior year that failed to meet applicable vesting conditions during FY	$—	$429,933	$—	$—	$—	$—	$—	$—	$—	$—
Compensation Actually Paid (as defined by SEC rule)	$1,971,028	$353,487	$5,413,544	$2,071,169	$25,887,887	$8,562,233	$8,172,530	$4,448,741	$16,098,142	$7,399,581

UFP Industries  43  2026 Proxy Statement

Financial Performance Measures
As discussed in the Compensation Discussion and Analysis, our executive compensation program and compensation decisions reflect a pay-for-performance philosophy. The metrics used within our incentive plans are selected to support these objectives. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs for the most recently completed fiscal year to the Company’s performance are as follows:
•	Pre-Bonus Operating Profit
•	Pre-Bonus Operating Profit relative to Target Levels of Return on Investment
Analysis of the Information Presented in the Pay versus Performance Table
While the Company utilizes several performance measures to align executive compensation with Company performance, not all of those Company measures are presented in the Pay versus Performance table set forth above. Moreover, the Company generally seeks to incentivize positive long-term performance and, therefore, does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of SEC Regulation S-K) for a particular year. In accordance with Item 402(v), the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
Compensation Actually Paid and Total Shareholder Return

UFP Industries  44  2026 Proxy Statement

Compensation Actually Paid and Net Income

Compensation Actually Paid vs Net Income
Compensation Actually Paid (in thousands)
$28,000
$26,000
$24,000
$22,000
$20,000
$18,000
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
Net Income (in millions)
$800
$700
$600
$500
$400
$300
$200
$100
$0
2021
2022
2023
2024
2025
Comp Actually Paid CEO
Avg Comp Actually Paid to NEOs
Net Income

Compensation Actually Paid and Pre-Bonus Operating Profit

UFP Industries  45  2026 Proxy Statement

Director Compensation
For 2025, each non-employee director earned a $60,000 annual cash retainer fee and a $135,000 annual stock retainer fee. In addition, each member of the Audit Committee earned $10,000 for serving on that committee, and each member of the Nominating and Corporate Governance Committee and the Personnel and Compensation Committee earned $5,000 for serving on those committees. In addition to these committee service fees, the chairperson of the Audit Committee earned $20,000, and the chairpersons of the Nominating and Corporate Governance Committee and the Personnel and Compensation Committee each earned $10,000. The Lead Independent Director earned $20,000 for serving in that capacity. No fees are payable for attendance at either Board or committee meetings.
Each independent director may participate in the Director Compensation Plan (the “Director Plan”). The annual retainer amounts, both cash (including committee retainers and chairperson fees) and stock consideration, are earned and paid quarterly and either or both (in total or in part) may be deferred in accordance with the Director Plan. Under the terms of the Director Plan, deferred cash is used to purchase Company common stock on a deferred basis at the rate of 110% of the deferred cash amount. No such credit applies to the deferral of the stock portion of the retainer. For 2025, Ms. Budden and Messrs. McLean, Rhodes, and Wooldridge elected to defer cash fees under the Director Plan and were allocated shares of Company common stock, in lieu of cash fees, in the following amounts: 24 shares; 642 shares; 1,038 shares; and 191 shares, respectively.
The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director for their service on our Board in 2025.

NAMES	FEES EARNED OR PAID IN CASH(1)	STOCK AWARD $(2)	TOTAL(1)(2)
Joan A. Budden	$70,000	$135,250	$205,250
William G. Currie(3)	$15,000	$33,750	$48,750
Benjamin J. McLean	$75,000	$140,625	$215,625
Bruce A. Merino(3)	$17,500	$33,750	$51,250
Thomas W. Rhodes(3)	$95,000	$144,500	$239,500
Mary Tuuk Kuras	$75,000	$135,000	$210,000
Brian C. Walker(3)	$93,750	$135,000	$228,750
Michael G. Wooldridge(3)	$80,000	$136,875	$216,875

1.
Includes amounts that may be deferred under our Director Plan and used to purchase shares of our common stock. Excludes additional 10% of any deferred cash amount that under the terms of the Director Plan is applied to purchase of our common stock.

2.	Includes additional 10% of any deferred cash amount that under the terms of the Director Plan is applied to the purchase of our common stock.
3.
Messrs. Currie and Merino retired from the Board of Directors upon the expiration of their terms at the 2025 Annual Meeting of Shareholders held on April 23, 2025, and their compensation for 2025 as reflected in the table is prorated accordingly. Mr. Rhodes was Chairman of the Personnel and Compensation Committee and earned an additional $10,000 per year for serving in that capacity as well as $20,000 for serving as Lead Independent Director. Mr. Walker was appointed to the Personnel and Compensation Committee in 2025 and earned $3,750 of the $5,000 annual director fee for service on that Committee. Mr. Walker also was Chairman of the Audit Committee and earned an additional $20,000 for serving in that capacity. Mr. Wooldridge was Chairman of the Nominating and Corporate Governance Committee and earned an additional $10,000 for serving in that capacity.

As our Executive Chairman in 2025, Matthew J. Missad received no additional compensation for his service as a director. As our President and Chief Executive Officer in 2025, William D. Schwartz, Jr. received no additional compensation for his service as a director. Each independent director is entitled to reimbursement for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of our Board or its committees and related activities, including director education courses. Each independent director is required to own a minimum of 7,500 shares of Company stock within two years of joining our Board.
UFP Industries  46  2026 Proxy Statement

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires directors, executive officers and greater than 10% beneficial owners to file reports of ownership and changes in ownership of shares of common stock with the SEC, and applicable regulations require them to furnish us with copies of all Section 16(a) reports they file. Based solely upon review of the copies of such reports furnished to us, or written representations that no such reports were required, all Section 16(a) filing requirements applicable to the reporting persons of the Company were made in compliance with the Exchange Act except that the following reports were filed after the deadline required by Section 16(a): a Form 4 to report 401(k) refund of excess contributions on March 6, 2025 for each of Messrs. Schwartz, Missad, Cole, and Guerre; and a Form 3 to report initial beneficial ownership of shares by each of Messrs. Guerre and Tarvin.
Additional Information
Solicitation of Proxies
The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company. The cost of the solicitation of proxies will be paid by the Company. In addition to the use of the United States Postal Service, proxies may be solicited personally, by telephone, by facsimile or by electronic mail by our employees who will not receive additional compensation for solicitation of proxies. We do not intend to pay any compensation for the solicitation of proxies, except that upon request we will reimburse brokers, nominees, custodians and other fiduciaries for their expenses in connection with sending materials to beneficial owners and obtaining their proxies.
Related Party Transactions
Pursuant to its Charter, the Audit Committee has a responsibility to review and approve all related party transactions, including those as defined in applicable SEC rules, involving directors, executive officers and their respective affiliates and immediate family members. As a general practice, our Board has required the related party, if a Board member, to recuse himself or herself from voting on whether to approve the transaction, and the Audit Committee considers the transaction based on what is fair to the Company and is in the best interest of its shareholders.
During 2025, the Company paid Ruan Transportation Management Systems (“Ruan”), the company for which our director Benjamim J. McLean serves as Chief Executive Officer, $3,917,601 for services provided by Ruan. These were arm’s length transactions, on terms generally available to third parties under the same or similar circumstances. The transactions are not deemed material to Mr. McLean, and Mr. McLean did not participate or take part in discussions or negotiations in connection with the services provided by Ruan. The relationship and transactions between the Company and Ruan during 2025 were reviewed and approved by the Audit Committee in accordance with its Charter.
Availability of Form 10-K
Shares of our common stock are traded under the symbol UFPI on The Nasdaq Stock Market. Our Annual Report on Form 10-K filed with the SEC will be provided free of charge to any shareholder upon written request. Significant financial information regarding the Company is available on our website at www.ufpi.com. For more information, contact our Investor Relations Department at 2801 East Beltline NE, Grand Rapids, MI 49525, or by calling 800-598-9663.
Shareholder Proposals
Shareholders who intend to submit a proposal for inclusion in our proxy materials for our 2027 Annual Meeting of Shareholders may do so by following the procedures described in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by our Secretary no later than November 10, 2026. Proposals of shareholders should be addressed to UFP Industries, Inc., Attention: Secretary, 2801 East Beltline NE, Grand Rapids, MI 49525.
UFP Industries  47  2026 Proxy Statement

In addition, under our Bylaws, no business may be presented at an annual meeting unless it is specified in a notice of the meeting or is otherwise presented at the meeting by or at the direction of the Board of Directors of the Company or by a shareholder who has delivered written notice to our Secretary (containing certain information specified in our Bylaws about the shareholder and the proposed action), not less than 90 days nor more than 120 days prior to the date of the first anniversary of the preceding year’s annual meeting of shareholders. If our 2027 Annual Meeting of Shareholders is held more than 30 days before or more than 60 days after the first anniversary of our 2026 Annual Meeting, the notice must be received not less than 90 days nor more than 120 days prior to the date of that meeting, unless the first public announcement of the meeting is made less than 100 days prior to the date of the meeting, in which case notice must be received within 10 days after the date on which the public announcement of the date of that meeting is first made. This requirement is separate from and in addition to the SEC’s requirements that a shareholder must meet to have a shareholder proposal included in our proxy materials.
As of the date of this proxy statement, we have not received any proposals from any shareholders to be presented at the 2026 Annual Meeting.
Householding of Proxy Materials
Only one proxy statement, annual report to shareholders, and Notice of Internet Availability of Proxy Materials is sent to multiple shareholders sharing a single address, unless we have received instructions to the contrary from one or more of such shareholders. Any shareholder sharing an address with another shareholder may receive individual copies of the proxy materials by submitting a request in writing to UFP Industries, Inc., Attention: Investor Relations Department, 2801 East Beltline NE, Grand Rapids, MI 49525, or by calling 800-598-9663. We will promptly provide such individual copies upon written or oral request.
UFP Industries  48  2026 Proxy Statement

UFP INDUSTRIES, INC.
ATTN: R. PAUL GUERRE
2801 EAST BELTLINE AVE. NE
GRAND RAPIDS, MI 49525

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET on April 21, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 21, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V86151-P42413

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

UFP INDUSTRIES, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

To elect one director to serve until 2028:

Nominee:	**For**	**Against**	**Abstain**
1a. Mary Tuuk Kuras	☐	☐	☐

To elect three directors to serve until 2029:

Nominees:	**For**	**Against**	**Abstain**
1b. Benjamin J. McLean	☐	☐	☐
1c. Michael G. Wooldridge	☐	☐	☐
1d. Ronald K. Grubbs, Jr.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: The shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, limited liability company (LLC), or partnership, please sign in full corporate, LLC, or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V86152-P42413

UFP INDUSTRIES, INC.
Annual Meeting of Shareholders
April 22, 2026, 8:30 AM ET

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Michael R. Cole and R. Paul Guerre as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of UFP Industries, Inc. held of record by the undersigned on February 27, 2026, at the Annual Meeting of Shareholders to be held April 22, 2026, and at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may properly come before the meeting or any adjournment thereof.

Continued and to be signed on reverse side